                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[ ] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

       Payment of Filing Fee (Check the appropriate box):

       [X]  No fee required.

       [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            (1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

            (2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

            (4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

            (5) Total fee paid:

            --------------------------------------------------------------------

       [_]  Fee paid previously with preliminary materials.

       [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:
            --------------------------------------------------------------------

            (2) Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

            (3)  Filing Party:

            --------------------------------------------------------------------

            (4)  Date Filed:

            --------------------------------------------------------------------

            Notes:

[LETTERHEAD OF WILLAMETTE INDUSTRIES, INC.]

                                                                   April 2, 2001
Dear Fellow Shareholder:

  It is our pleasure to invite you to attend the 2001 annual meeting of shareholders of Willamette Industries, Inc. to be held at the Portland Art Museum, Grand Ballroom, 1119 S.W. Park Avenue, Portland, Oregon, on Thursday, June 7, 2001, at 11 a.m.

  We urge you to participate in the business of the annual meeting by completing and returning the enclosed GREEN proxy card as promptly as possible. This annual meeting is of particular importance to all Willamette shareholders because of the ongoing, hostile attempt to take over your company by Weyerhaeuser Company.

  As you know, Weyerhaeuser has commenced a hostile offer to acquire your shares in Willamette for $48 per share in cash. At the annual meeting, Weyerhaeuser is seeking to replace the three Willamette directors up for reelection at the annual meeting from the existing Board of Directors of Willamette with its own nominees. Additionally, you will be asked to vote upon two shareholder proposals unrelated to Weyerhaeuser's offer.

  THE BOARD'S UNANIMOUS VIEW HAS BEEN AND CONTINUES TO BE THAT THE WEYERHAEUSER OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF WILLAMETTE, ITS SHAREHOLDERS AND OTHER CONSTITUENCIES.

  . The Board has determined that Weyerhaeuser's offer dramatically undervalues what the Board believes to be the premier forest products franchise.

  . We believe our strategic plan will deliver greater long-term value than Weyerhaeuser's offer.

  . We believe that Willamette's nominees are highly qualified and will act in your best interests.

  . Weyerhaeuser's nominees have strong ties to Weyerhaeuser and have no experience as directors of public companies.

  ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE WILLAMETTE NOMINEES FOR DIRECTOR AND "AGAINST" THE SHAREHOLDER PROPOSALS.

  Your Board is acutely aware of its fiduciary duties and will at all times continue to act in a manner consistent with those duties. Unlike the former Weyerhaeuser officers and Weyerhaeuser's former outside attorney who Weyerhaeuser wants to put on your Board, our sole obligation is to protect the interests of Willamette, its shareholders and other constituencies.

  We have a history of delivering value to our shareholders: the average annual return (including re-invested dividends) of Willamette's common stock has been nearly four times that of the Industry Composite (defined herein) over the period 1991 to November 10, 2000, and has nearly matched the S&P 500 performance over that period. We remain committed to enhancing our long-term value by actively pursuing our strategic plan.

  A GREEN proxy card is enclosed for your use. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE GREEN PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States, Canada or the United Kingdom.

  Your Board urges you NOT to sign or return any gold proxy card sent to you by Weyerhaeuser. If you have previously signed a gold proxy card sent by Weyerhaeuser, your Board urges you to sign, date and promptly mail the enclosed GREEN proxy card, which will revoke any earlier dated proxy cards solicited by Weyerhaeuser, which you may have signed. The best way for you to support your Board is to vote "FOR" the Willamette nominees for director and "AGAINST" the Shareholder Proposals on the GREEN proxy card sent to you by your Board.

  On behalf of everyone at Willamette, we thank you for your continued support. We remain committed to acting in your best interests. If you have any questions with respect to voting, please feel free to call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

                           Sincerely yours,



    /s/ Duane C. McDougall                /s/ William Swindells
    Duane C. McDougall                    William Swindells
    Chief Executive Officer               Chairman of the Board

  Your vote is extremely important to us. Please sign, date and promptly mail your GREEN proxy card in the postage-paid envelope provided. Remember, your Board urges you not to return any gold proxy card sent to you by Weyerhaeuser. Withholding authority to vote for the Weyerhaeuser nominees on the gold Weyerhaeuser proxy card is not the same as voting "FOR" the Willamette nominees.

  If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please sign, date and promptly mail the GREEN proxy card in the envelope provided by your broker. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:

                            MacKenzie Partners, Inc.

Call (800) 322-2885 (toll-free in the United States) or (212) 929-5500 (collect)

                      [Willamette Industries, Inc. Logo]

                          WILLAMETTE INDUSTRIES, INC.
                       1300 S.W. Fifth Avenue, Suite 3800
                             Portland, Oregon 97201

                               ----------------

                    Notice of Annual Meeting of Shareholders
                                  June 7, 2001

                               ----------------

  The annual meeting of shareholders of Willamette Industries, Inc. (the "Company"), will be held at the Portland Art Museum, Grand Ballroom, 1119 S.W. Park Avenue, Portland, Oregon, on Thursday, June 7, 2001, at 11 a.m., to consider and vote on the following matters:

    1. The election of three Class A directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE WILLAMETTE DIRECTOR NOMINEES.

    2. A shareholder proposal concerning the classification of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    3. A shareholder proposal concerning the compensation committee of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    4. Such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record as of the close of business on April 16, 2001 will be entitled to notice of and to vote at the meeting.

  SHAREHOLDERS ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER ATTENDING THE MEETING MAY NEVERTHELESS VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          /s/ G. W. Hawley

                                          G. W. Hawley
                                          Secretary

Portland, Oregon
April 2, 2001

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO REJECT THE PROXY SOLICITATION OF WEYERHAEUSER COMPANY AND NEITHER SIGN NOR RETURN ANY GOLD PROXY CARD SENT TO YOU BY WEYERHAEUSER. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY WEYERHAEUSER, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED.

  IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL THE COMPANY AT
(503) 227-5581 OR OUR PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

   Printed on Willamette's 35# Providence Opaque(TM) Recycled, Vellum Finish

                                PROXY STATEMENT

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Willamette Industries, Inc. ("Willamette" or the "Company") to be voted at the Annual Meeting of Shareholders of Willamette to be held on June 7, 2001, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Board has fixed the close of business on April 16, 2001 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. This proxy statement (the "Proxy Statement") and the accompanying GREEN proxy card are first being mailed to shareholders on or about April 2, 2001.

  At the Annual Meeting, shareholders will consider and vote upon the election of three Class A directors to hold office for three years. The Board has nominated Kenneth W. Hergenhan, Duane C. McDougall and Robert M. Smelick (together, the "Willamette Nominees") to serve as Class A directors. As you know, Weyerhaeuser Company ("Weyerhaeuser"), a Washington corporation, and Company Holdings, Inc. ("CHI"), a Washington corporation and a wholly owned subsidiary of Weyerhaeuser, have commenced a proxy solicitation to replace the three current directors standing for reelection with persons nominated to the Board by Weyerhaeuser (the "Weyerhaeuser Nominees"), who have indicated their intention, subject to their fiduciary duties, to support the Weyerhaeuser Offer (as defined below) and the Second-Step Merger (as defined below).

  Weyerhaeuser's nomination of an opposition slate of directors is solely designed to further Weyerhaeuser's attempt to take over the Company by means of a hostile tender offer (the "Weyerhaeuser Offer") to purchase (i) all of the outstanding common stock, par value $0.50 per share (the "Willamette Common Stock") of the Company, and (ii) unless validly redeemed by the Board, the associated rights to purchase shares of Series B Junior Participating Preferred Stock (the "Rights" and, together with the Willamette Common Stock, the "Shares"), at a price of $48 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). Weyerhaeuser has announced that the purpose of the Weyerhaeuser Offer is for Weyerhaeuser to acquire control of, and ultimately the entire equity interest in, the Company. Weyerhaeuser has also announced that, if the Weyerhaeuser Offer succeeds, Weyerhaeuser intends, promptly following consummation of the Weyerhaeuser Offer, to seek to have the Company consummate a second-step merger or similar business combination with CHI or another direct or indirect wholly owned subsidiary of Weyerhaeuser (the "Second-Step Merger"). At the Annual Meeting, shareholders will also consider and vote upon two shareholder proposals unrelated to the Weyerhaeuser Offer (the "Shareholder Proposals").

                WHY YOU SHOULD VOTE FOR THE WILLAMETTE NOMINEES

  The Board has unanimously concluded that the Weyerhaeuser Offer is inadequate and not in the best interests of the Company, its shareholders and other constituencies. We are confident we can deliver more value to our shareholders over time than what Weyerhaeuser has offered. At the same time, the Weyerhaeuser Nominees, all of whom are being compensated by Weyerhaeuser to run for election to the Board, and all of whom have past affiliations with Weyerhaeuser, have indicated their intention, subject to their fiduciary duties, to support the sale of the Company to Weyerhaeuser at the Offer Price. Accordingly, the Board unanimously recommends a vote "FOR" the Willamette Nominees. Set forth below are the principal reasons to vote "FOR" the Willamette Nominees.

THE BOARD HAS DETERMINED THAT THE WEYERHAEUSER OFFER IS INADEQUATE AND DRAMATICALLY UNDERVALUES WHAT THE BOARD BELIEVES TO BE THE PREMIER FOREST PRODUCTS FRANCHISE:

 . The Board has received the opinion of Goldman, Sachs & Co., financial advisor to the Company ("Goldman Sachs"), that, as of December 11, 2000, the Offer Price is inadequate, from a financial point of view, to the Company's shareholders.

 . The premiums and multiples implied by the Weyerhaeuser Offer are well below those paid in recent comparable industry transactions. For instance, in its acquisition of Consolidated Papers (another highly regarded company in the sector), Stora Enso paid premiums of 69% relative to the day prior to the announcement, 34% relative to the 52-week high, and 28% relative to the all-time high. In addition, in a number of recent transactions in the industry involving companies with business mixes similar to Willamette's, the average premium relative to the day prior to announcement of the transaction was 53%, 20% relative to the 52-week high, and 17% relative to the all time high(/1/). The Weyerhaeuser Offer implies a 38% premium relative to the day prior to the public announcement of Weyerhaeuser's hostile proposal, and discounts of 1% to its 52-week high and 6% to Willamette's all-time high.

 . As of March 7, 2001, the average stock price of a composite of shares of comparable companies in the industry (the "Industry Composite")(/2/) had appreciated by approximately 26% since the public announcement of Weyerhaeuser's hostile proposal, suggesting that the premium implied by the Weyerhaeuser Offer is significantly lower than the 38% premium implied at the time of the public announcement of Weyerhaeuser's hostile proposal. In addition, as of March 7, 2001, the value of Weyerhaeuser's common stock had appreciated by approximately 35% over the same period of time. According to Weyerhaeuser, Willamette "is a unique fit with Weyerhaeuser's core products portfolio" and therefore, by their logic, Weyerhaeuser is the best proxy for Willamette. Although a portion of the recent appreciation in Weyerhaeuser's common stock may be attributable to the proposed merger, assuming Willamette had appreciated by 35%, the implied premium would be only 3%.(/3/)

 . Although the Company is not for sale, the Board believes that based on the $300 million in synergies that Weyerhaeuser has publicly stated (and the $330 to $645 million synergy range provided by Weyerhaeuser to the Company in a meeting in September 1998), and Wall Street research analysts' consensus earnings and cash flow estimates for Weyerhaeuser and the Company, Weyerhaeuser could pay significantly in excess of the Offer Price for Willamette. In November Weyerhaeuser referred to their proposed transaction as "strongly accretive to cash flow and earnings per share" which the Board believes is further evidence that the Weyerhaeuser Offer is in the best interests of Weyerhaeuser's shareholders, not Willamette's.

 . Please refer to Annex A for a more detailed list of factors considered by the Board, at a meeting held on December 11, 2000, in concluding that the Weyerhaeuser Offer is inadequate.

WE BELIEVE OUR STRATEGIC PLAN WILL DELIVER GREATER VALUE OVER THELONG-TERM THAN THE WEYERHAEUSER OFFER:

 . Willamette has historically generated superior returns for its shareholders. The average annual return (including re-invested dividends) of the Willamette Common Stock has been nearly four times that of the Industry Composite over the period 1991 through November 10, 2000, and has almost matched the Standard & Poors ("S&P") 500 performance over that period (despite a very difficult decade for the industry and an extraordinarily good performance for the S&P 500).

--------
(1) The selected transactions were Stora Enso Oyj/Consolidated Papers, Inc., International Paper Company/Champion International Corporation, and International Paper Company/Union Camp Corporation.
(2) The "Industry Composite" is comprised of Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation,
    Temple-Inland, Inc., and Weyerhaeuser. All of the companies in the Industry Composite are included in the S&P Paper & Forest Products Index. Willamette believes the companies included in the Industry Composite are most representative of Willamette's business mix. The market capitalizations of the companies in the Industry Composite range from $1.0 billion to $17.4 billion.
(3) The stock price appreciation figures in this paragraph with respect to companies in the Industry Composite do not include reinvestment of dividends.

 .  Over the last ten years, the Company's average annual earnings per share
   ("EPS") growth rate has exceeded 9%, while the EPS growth rate of the Industry Composite was approximately zero, on average. Willamette's EPS growth rate over this period was three times that of a large cap composite comprised of International Paper, Georgia-Pacific and Weyerhaeuser.

 . Willamette has developed and executed a sound, proven strategy of increasing earnings through sales growth, operating efficiency and cost-reduction. The Company believes it is among the low-cost integrated producers in its brown and white paper segments and highly competitive in its building products segment. Willamette has consistently led the industry by most key financial metrics, such as operating margins and returns. We believe that Willamette is well-positioned to continue this outperformance.

 . Willamette has undertaken significant value-enhancing initiatives over the last few years aimed at reducing costs, growing market opportunities and, most importantly, increasing EPS growth; management believes that, based on the current pricing environment, these initiatives will add in excess of $340 million to annual earnings before interest, taxes, depreciation and amortization by 2004. The Board believes that this additional cash flow and earnings stream has not yet been reflected in the Company's share price (nor in the Weyerhaeuser Offer) and should result in higher long-term market value.

 . The Board believes that continuing the Company's strategic plan provides the flexibility to consider potential strategic transactions at a time that is more opportune for the Company's shareholders, not for Weyerhaeuser.

THE BOARD BELIEVES THAT THE WILLAMETTE NOMINEES ARE HIGHLY QUALIFIED AND WILL ACT IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS:

 . The Willamette Nominees collectively have been associated with Willamette as directors, executive officers, employees or outside advisors for over 70 years.

 . The Willamette Nominees are intimately familiar with the business, financial condition, prospects and current business strategy of the Company as well as the nature of the industries in which the Company operates.

 . As of February 28, 2001, the Willamette Nominees collectively held 28,893 shares of Willamette Common Stock and options to purchase 209,080 shares of Willamette Common Stock; their interests are aligned with the Company's shareholders and they are committed to protecting the best interests of the Company, its shareholders and other constituencies, as well as enhancing the long-term value of the Company.

WEYERHAEUSER'S NOMINEES HAVE STRONG TIES TO WEYERHAEUSER AND LACK EXPERIENCE AS
DIRECTORS:

 .  According to the proxy statement supplement filed by Weyerhaeuser on March
   26, 2001, each of the Weyerhaeuser Nominees has been paid $25,000 by Weyerhaeuser to run for election to the Board.

 . Two of the Weyerhaeuser Nominees, Messrs. Luthy and Lane, are former officers of, and, we believe, receive pension and retirement benefits from, Weyerhaeuser. The remaining Weyerhaeuser Nominee, Ms. Sroufe, was a partner at Weyerhaeuser's outside legal advisor. The Board believes that the interests of the Weyerhaeuser Nominees are aligned with those of Weyerhaeuser and its shareholders, and not with Willamette or its shareholders.

 . None of the Weyerhaeuser Nominees has any public company director experience at all. In addition, not one of them was ever elected to serve on Weyerhaeuser's own Board of Directors.

 . The Company and Weyerhaeuser are direct competitors that vie for many of the same customers and contracts. The Board recognizes that the Weyerhaeuser Nominees, if elected, would have fiduciary duties to the Company and its shareholders. Nonetheless, the Board and management may be hesitant to share certain confidential information with individuals who were paid by Weyerhaeuser to run for election to the Board, have strong past affiliations with Weyerhaeuser and are expected, subject to their fiduciary duties, to support a sale of the Company to Weyerhaeuser.

 . Given that it is in Weyerhaeuser's interest to acquire Willamette by paying the lowest possible price for your shares, the Board believes that the Weyerhaeuser Nominees would, subject to their fiduciary duties, have less incentive to develop other alternatives that create more value for Willamette shareholders.

  GIVEN THESE REASONS, YOUR BOARD STRONGLY RECOMMENDS THAT YOU SUPPORT THE WILLAMETTE NOMINEES, WHO THE BOARD BELIEVES ARE HIGHLY QUALIFIED AND ARE RESPONSIBLE FOR WILLAMETTE'S SUPERIOR FINANCIAL PERFORMANCE, BY VOTING "FOR" THE WILLAMETTE NOMINEES.

  YOUR BOARD URGES YOU TO REJECT THE WEYERHAEUSER NOMINEES, WHO ARE LOYAL TO WEYERHAEUSER AND WERE SELECTED TO ACHIEVE WEYERHAEUSER'S GOAL OF ACQUIRING YOUR COMPANY AT THE LOWEST POSSIBLE PRICE.

  EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY WEYERHAEUSER, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED.

  Your vote is important, regardless of how many shares you own. Please sign and date the accompanying GREEN proxy card and mail it in the enclosed self-addressed envelope (which is postage-paid for shareholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the meeting.

  Whether or not you have previously signed a gold proxy card sent by Weyerhaeuser, your Board urges you to show your support for the Board by signing, dating and promptly mailing the enclosed GREEN proxy card. By signing, dating and returning the GREEN proxy card, you will revoke any earlier dated gold proxy card solicited by Weyerhaeuser which you may have signed. Your Board urges you NOT to return any gold proxy card sent to you by Weyerhaeuser. THE BEST WAY TO SUPPORT THE WILLAMETTE NOMINEES AND THE BOARD'S DETERMINATIONS IS TO VOTE "FOR" THE WILLAMETTE NOMINEES AND "AGAINST" THE SHAREHOLDER PROPOSALS ON THE GREEN PROXY CARD.

  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, ONLY YOUR BROKER CAN EXECUTE A PROXY AND VOTE YOUR SHARES AND ONLY AFTER RECEIVING YOUR SPECIFIC INSTRUCTIONS. PLEASE SIGN, DATE AND PROMPTLY MAIL THE GREEN PROXY CARD IN THE ENVELOPE PROVIDED BY YOUR BROKER. REMEMBER, YOUR SHARES CANNOT BE VOTED UNLESS YOU RETURN A SIGNED AND EXECUTED PROXY CARD TO YOUR BROKER.

  A proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise (i) by delivering written notice of revocation to the Secretary of the Company, (ii) by executing a subsequent proxy relating to the same shares which is delivered to the Secretary or (iii) by attending the Annual Meeting and voting in person (although attendance at the meeting in itself will not constitute revocation of a proxy).

                               VOTING PROCEDURES

  The Board has fixed the close of business on April 16, 2001 as the record date (the "Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of February 28, 2001 there were 109,535,146 shares of Willamette Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of the Willamette Common Stock are entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. Shareholders do not have the right to cumulate votes in the election of directors. All such shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The presence in person or by proxy of shareholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as Record Shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as Record Shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

  Whether or not you plan to attend the meeting, you are urged to vote by submitting the GREEN proxy card. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the shareholder's specifications marked thereon. If no specifications are marked thereon, the GREEN proxies distributed by the Board will be voted "FOR" the election of the Willamette Nominees and "AGAINST" the Shareholder Proposals. Any shareholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of Willamette a duly executed revocation, by submitting a later-dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

  A shareholder may, with respect to the election of directors, (i) vote for the election of all three director nominees proposed by the Board, (ii) withhold authority to vote for all such director nominees or (iii) withhold authority to vote for any of the Willamette Nominees by so indicating in the appropriate space on the proxy. Shareholders who have received Weyerhaeuser's proxy statement or who attend the Annual Meeting will also have each of the foregoing options in respect of the Weyerhaeuser Nominees. The Company's Bylaws provide that at each meeting of shareholders at which a quorum is present, directors shall be elected by a plurality of votes cast by shareholders holding shares entitled to vote in the election at a meeting. The three nominees receiving the highest vote totals will be elected as directors of the Company. Consequently, votes that are withheld in the election of directors and broker non-votes will not be taken into account for purposes of determining the outcome of the election. The only way to vote by proxy "FOR" the Willamette Nominees is to complete and return the GREEN proxy card. In that event, the Board urges you not to sign or return any gold proxy card sent to you by Weyerhaeuser. Withholding authority to vote for the Weyerhaeuser Nominees on the gold Weyerhaeuser proxy card is not the same as voting "FOR" the Willamette Nominees.

  With respect to the Shareholder Proposals, a shareholder may vote for or against such matters or abstain from voting. Approval of either Shareholder Proposal would not, however, require that the action suggested by such proposal be taken since both Shareholder Proposals are precatory rather than mandatory, requesting rather than mandating action by the Board. Pursuant to the Company's Bylaws, each Shareholder Proposal will be approved if the votes cast favoring a Shareholder Proposal exceed the votes cast opposing such Shareholder Proposal (assuming a quorum is present). Consequently, an abstention or a broker non-vote on either Shareholder Proposal will not be taken into account for purposes of determining the outcome of the vote on such Shareholder Proposal. Accordingly, if you are opposed to either or both of the Shareholder Proposals, you should vote "AGAINST" such proposals on the GREEN proxy card.

  No dissenters' rights apply to any matter to be acted upon at this meeting.

  The accompanying GREEN proxy card represents all of the shares you are entitled to vote at the meeting. If you are a participant in Willamette's Stock Purchase Plan, the trustee under the plan will provide you with a proxy card representing the shares you are entitled to vote under the plan.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board in Article VI of the Company's Restated Articles of Incorporation, the Board has determined that effective on the date of the Annual Meeting, the number of directors shall be fixed at nine, three in the class whose term expires in 2002, three in the class whose term expires in 2003 and three in the class whose term expires in 2004. In connection with the reduction in the number of directors from ten to nine, it is expected that Benjamin R. Whiteley will resign as a Class A director effective on the date of the Annual Meeting. Pursuant to the Company's Bylaws, Mr. Whiteley, who turns 72 on July 13, 2001, would have been required to resign from the Board no later than the subsequent quarterly meeting of directors. In addition, pursuant to the Company's Bylaws, Duane C. McDougall's term as an interim Class C director will expire on the date of the Annual Meeting. The Board has nominated Messrs. Kenneth W. Hergenhan, Duane C. McDougall and Robert M. Smelick to serve as Class A directors until the annual meeting in 2004. Each nominee has consented to serve for the specified term and to being named in the Proxy Statement. It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Hergenhan, Smelick and McDougall. The three Class B directors, Messrs. Winslow H. Buxton, G. Joseph Prendergast and William Swindells, and the three Class C directors, Messrs. Gerard K. Drummond, Stuart
J. Shelk and Michael G. Thorne, will continue to serve as directors until the annual meetings in 2002 and 2003, respectively.

  If for any reason any of the nominees named below should become unavailable for election (an event that the Board does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the Board. Information with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the meeting is set forth below. Ages shown are as of December 31, 2000.

  THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE "FOR" THE WILLAMETTE NOMINEES AS DIRECTORS OF THE COMPANY.

  Weyerhaeuser is seeking the election of a slate of directors that is committed, subject to their fiduciary duties, to supporting Weyerhaeuser's hostile takeover attempt. The Board believes that the election of the Weyerhaeuser Nominees to the Board would conflict with the best interests of the Company, its shareholders and other constituencies. The Board opposes the Weyerhaeuser Nominees for several reasons.

  First, the Board, with the advice of the Company's financial advisor, Goldman Sachs, has determined that the Weyerhaeuser Offer is inadequate and not in the best interests of the Company, its shareholders and other constituencies. In addition, as of March 7, 2001, the average stock price in the Industry Composite had appreciated by approximately 26% since the public announcement of Weyerhaeuser's hostile proposal, suggesting that the premium implied by the Weyerhaeuser Offer is significantly lower than the 38% premium implied at the time of the public announcement of Weyerhaeuser's hostile proposal. Further, as of March 7, 2001, the value of Weyerhaeuser's common stock had appreciated by approximately 35% over the same period of time. According to Weyerhaeuser, Willamette "is a unique fit with Weyerhaeuser's core products portfolio" and therefore, by their logic, Weyerhaeuser is the best proxy for Willamette. Although a portion of the recent appreciation in Weyerhaeuser's common stock may be attributable to the proposed merger, if Willamette had appreciated by 35%, the implied premium would be only 3%.(/1/)

  Second, the Board has also determined that, in light of the terms of the Weyerhaeuser Offer, the Company's inherent earnings power and long-term strategic plan, the interests of the Company, its shareholders and other constituencies would be best served by the Company continuing as an independent entity. The Board believes that the Weyerhaeuser Nominees, having presumably determined that $48 is an adequate price for the Willamette Common Stock and indicating their support, subject to their fiduciary duties, for the sale of the Company, may be less open-minded in objectively considering value-enhancing opportunities other than selling the Company at $48 per Share.
--------
(1) The stock price appreciation figures in this paragraph with respect to companies in the Industry Composite do not include reinvestment of dividends.

  Third, the Board, with the significant contributions of the Willamette Nominees, has guided the Company to its coveted position as what the Board believes to be the premier forest products franchise. Over the last ten years, the Company's EPS growth rate has exceeded 9%, while the EPS growth of the Industry Composite was approximately zero, on average. Willamette's EPS growth rate over the period was three times that of a large cap composite comprised of International Paper, Georgia-Pacific and Weyerhaeuser. The Board urges shareholders not to remove the very directors who are responsible for Willamette's superior performance.

  Fourth, even if the Weyerhaeuser Nominees were elected, they could not by themselves bring about the sale of the Company unless a majority of the Board approved the transaction. The Board has unanimously determined that the Company is not for sale, and that the Weyerhaeuser Offer does not reflect the long-term value inherent in the Company or the significant value-enhancing initiatives taken by the Company over the last few years. As a result, the election of the Weyerhaeuser Nominees may serve to disrupt the management of the Company and divert the Board from its pursuit of Willamette's current successful business strategy.

  Fifth, the Board believes that independence is a key qualification for a director of the Company and that the Weyerhaeuser Nominees lack this quality. Each of the Weyerhaeuser Nominees has a strong tie to Weyerhaeuser. Two of the Weyerhaeuser Nominees, Messrs. Luthy and Lane, are former officers of, and, the Board believes, continue to receive pension and retirement benefits from, Weyerhaeuser. Ms. Sroufe, the third Weyerhaeuser Nominee, is a former partner at Weyerhaeuser's outside legal advisor. Further, according to Weyerhaeuser's proxy statement, each of the three Weyerhaeuser Nominees has been paid $25,000 by Weyerhaeuser to run for election to the Board. The Board believes the Weyerhaeuser Nominees would be committed, subject to their fiduciary duties, to furthering Weyerhaeuser's interests by virtue of these affiliations with Weyerhaeuser, rather than your interests. On the other hand, the interests of the Willamette Nominees are closely aligned with those of Willamette's shareholders--as of February 28, 2001 they collectively held 28,893 shares of Willamette Common Stock and options to purchase 209,080 shares of Willamette Common Stock and are committed to protecting the best interests of the Company, its shareholders and other constituencies, as well as enhancing the long-term value of the Company.

  Sixth, the Board believes that the Weyerhaeuser Nominees do not have the requisite experience to merit entrusting them with what the Board believes is the premier forest products franchise. None of the Weyerhaeuser Nominees has any public company director experience at all. Conversely, the Willamette Nominees collectively have been associated with Willamette as directors, executive officers, employees or outside advisors for over 70 years. With such experience, the Willamette Nominees are familiar with the business, financial condition, prospects and current business strategy of the Company.

  Finally, the Company and Weyerhaeuser are direct competitors that vie for many of the same customers and contracts. The Board recognizes that the Weyerhaeuser Nominees, if elected, would have fiduciary duties to the Company and its shareholders. Nonetheless, the Board and management may be hesitant to share certain confidential information with individuals who were paid by Weyerhaeuser to run for election to the Board, have strong past affiliations with Weyerhaeuser and are expected, subject to their fiduciary duties, to support a sale of the Company to Weyerhaeuser.

  FOR THESE REASONS, YOUR BOARD BELIEVES YOU WOULD BE FAR BETTER SERVED BY ELECTING THE WILLAMETTE NOMINEES--KENNETH W. HERGENHAN, DUANE C. MCDOUGALL AND ROBERT M. SMELICK--TO THE BOARD, AND YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS ON THE ENCLOSED GREEN PROXY CARD. THE BOARD URGES YOU NOT TO SIGN ANY PROXY SENT TO YOU BY WEYERHAEUSER.

  THE COMPANY NEEDS A QUALIFIED, EXPERIENCED, INDEPENDENT AND COHESIVE BOARD-- NOT A CONTENTIOUS BOARD WITH POTENTIALLY DIVIDED LOYALTIES.

  The following information relates to the Willamette Nominees for re-election at the Annual Meeting as well as the other directors of the Company. There are no family relationships among the directors and executive officers of the Company. The Board held eight meetings during 2000. Each director attended at least 75 percent of the total of (i) the meetings of the Board and (ii) the meetings held by all committees of the Board on which he served.

  Class A (Nominees whose terms of office will expire in 2004)

  Kenneth W. Hergenhan, age 69, has been a director of the Company since 1997 and has been associated with Willamette since 1967. Mr. Hergenhan was a partner in the law firm of Miller Nash LLP, and chair of the firm's business practice group prior to his retirement in December 1996. He served as Chair of the Oregon State Bar Association's business law and securities law committees. He is a graduate of Lehigh University and Harvard Law School.(/1/)(/2/)

  Duane C. McDougall, age 49, has been a director of the Company since 2000. Mr. McDougall is President and Chief Executive Officer of the Company, a position he has held since December 1998. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer, Executive Vice President, and has worked for Willamette in a variety of positions for 21 years. Mr. McDougall also serves as a board member for several non-profit and educational organizations, including the Oregon State University Foundation, Nature Conservancy of Oregon, Portland Art Museum, American Forest & Paper Association and Sustainable Forestry Board. Mr. McDougall earned a bachelor's degree in business administration from Oregon State University. Pursuant to the Company's Bylaws, Mr. McDougall's term as a Class C director will expire as of the date of the Annual Meeting.(/1/)

  Robert M. Smelick, age 58, has been a director of the Company since 1990 and has been associated with Willamette since 1983. Mr. Smelick has been the managing principal of Sterling Payot Company, an investment company, since 1989. Prior to forming Sterling Payot, he was Managing Director in charge of First Boston's Investment Banking activities in the Western United States, where he had been since 1979. Mr. Smelick serves as Chairman of the Board of Accrue Software, Inc. He is a Trustee of the Hamlin School, and is a board member of the San Francisco Ballet. Mr. Smelick holds an AB from Stanford University and an MBA from Harvard Business School.(/3/)

  Class B (Directors whose terms of office will expire in 2002)

  Winslow H. Buxton, age 61, has been a director of the Company since February 1999. Mr. Buxton is Chairman and a director of Pentair, Inc., a diversified manufacturing company that sells general industrial equipment and specialty products. He is also a director of Bemis Company, Inc. and The Toro Company. He retired in December 2000 as Chief Executive Officer of Pentair, Inc.(/3/)

  G. Joseph Prendergast, age 55, has been a director of the Company since 1996. Mr. Prendergast served as President and Chief Operating Officer of Wachovia Corporation, a bank holding company, from April 1999 until his retirement in January 2001. Prior to becoming President and Chief Operating Officer, he was Senior Executive Vice President of Wachovia Corporation from October 1997 until April 1999 and Executive Vice President from October 1988 until October 1997. Mr. Prendergast served as a director of Wachovia Corporation and Wachovia Bank N.A. from April 1999 until his retirement in January 2001. He also served as a director of Wachovia Bank of Georgia, Wachovia Bank of South Carolina and Wachovia Bank of North Carolina from April 1994 until April 1999. Mr. Prendergast is also a director of The Georgia Power Company.(/3/)

  William Swindells, age 70, has been a director of the Company since 1964. For more than the past five years, Mr. Swindells has served as Chairman of the Board. He served as Chief Executive Officer of the Company from November 1997 until December 1998, as well as for more than five years prior to September 1995. Mr. Swindells is also a director of Oregon Steel Mills, Inc., StanCorp Financial Group, Inc., and Airborne, Inc.(/1/)

  Class C (Directors whose terms of office will expire in 2003)

  Gerard K. Drummond, age 63, has been a director of the Company since 1991. From July 1993 to June 1998, Mr. Drummond was of counsel to the law firm of Stoel Rives LLP. Previously, he was Chairman of the Board of NERCO, Inc., a natural resources company, its Chief Executive Officer (except during the period February 1992 to November 1992), and Executive Vice President of PacifiCorp, a public utility company.(/1/)(/2/)

  Stuart J. Shelk, Jr., age 56, has been a director of the Company since 1983. Mr. Shelk is Managing Director of Ochoco Management, Inc., which is the managing general partner of Ochoco Lumber Company, a lumber manufacturer. Mr. Shelk has been responsible for managing Ochoco Lumber Company for more than five years. Mr. Shelk is also a director of Prineville Bancorp.(/3/)

  Michael G. Thorne, age 60, has been a director of the Company since February 2000. Since 1991, Mr. Thorne has been executive director of the Port of Portland, a public corporation whose primary purpose is providing facilities and services to move cargo and people. Mr. Thorne is also a director of StanCorp Financial Group, Inc.(/2/)

  Other Current Director

  Benjamin R. Whiteley, age 71, has been a director of the Company since 1990. Mr. Whiteley retired as chairman of the board of Standard Insurance Company, a life insurance company, of which he is also a director, in March 1998. He served as chairman and chief executive officer of Standard Insurance Company from January 1993 until August 1994 and, prior to that time, as president and Chief Exective Officer. Mr. Whiteley is also a director of Northwest Natural Gas Company, The Greenbrier Companies, Inc., and StanCorp Financial Group, Inc. Mr. Whiteley is expected to resign from the Board effective as of the date of the Annual Meeting.(/1/)(/2/)
--------
(1) Member of the Company's executive committee.
(2) Member of the Company's compensation and nomination committee (the "Compensation Committee"). The Compensation Committee, which met four times during 2000, reviews the compensation of the Company's directors and officers prior to consideration of such matters by the Board as a whole and administers the Company's 1986 Stock Option and Stock Appreciation Rights Plan (the "1986 Plan"). A separate committee consisting of Messrs. Drummond and Whiteley is responsible for administration of the 1995 Long-Term Incentive Compensation Plan (the "1995 Plan") and met three times during 2000. The Compensation Committee also makes recommendations to the Board concerning nominations of directors and selection of executive personnel. The Compensation Committee will consider shareholder suggestions as to nominees for directors; such suggestions should be addressed to the Secretary of the Company at its principal executive offices. In order to be considered prior to next year's annual meeting, such suggestions should be received by December 31 of this year.
(3) Member of the Company's audit committee (the "Audit Committee"). The Audit Committee, which met twice during 2000, is responsible for: (i) recommending independent auditors annually for selection by the Board, (ii) reviewing the effect of changes in accounting standards, policies and practices and the scope of audit proposed to be performed, (iii) reviewing the results of the past year's audit and independence issues with the independent auditors, and (iv) reviewing the independent auditors' suggestions and comments with respect to internal financial and operational controls, including monitoring the steps taken to implement suggestions by the independent auditors.

                                   ITEM NO. 2

                        BOARD DECLASSIFICATION PROPOSAL

  The following proposal (the "Board Declassification Proposal") was submitted by Glen D. Heck. Mr. Heck has informed the Company that his address is 139 Allen Dam Road, Natchitoches, LA 71457, and that he is the owner of 278 shares of Willamette Common Stock.

BE IT RESOLVED: That the shareholders of Willamette Industries Inc. ("Company") urge that the Board of Directors take the necessary steps to declassify the Board of Directors for purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. It is my belief that the classification of the Board of Directors is not in the best interest of the Company and its shareholders.

  The elimination of the staggered Board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views of the performance of the Board collectively and each director individually. Concern that the annual election of all directors would leave the company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire Board, it would be obvious that the incumbent directors' contributions were not valued.

  Under the Bylaws of the Company, shareholders are only permitted to remove a director by the affirmative vote of the holders of not less than 80 percent of the outstanding shares. The Company's super-majority director removal provision and its classified Board of Directors have the combined effect of increasing the likelihood that directors will serve long tenures regardless of the views of shareholders. The National Association of Corporate Directors' Blue Ribbon Commission on Director Professionalism's Report has explicitly rejected "the notion of directorships as lifetime sinecures. . . . [C]ircumstances change, and boards should anticipate and respond to company changes."

  A classified board of directors protects the incumbency of the Board and current management, which in turn limits accountability to shareholders. It is my belief that this protection for incumbents, by reducing management's accountability to shareholders, may negatively impact the Company's financial performance. We [SIC] urge your support for this proposal.

     STATEMENT OF BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THE BOARD
                           DECLASSIFICATION PROPOSAL

  The Board believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its shareholders and should not be changed.

  A classified board offers important advantages to shareholders and is the preferred method of governance for the majority of the companies in the S&P
500. Moreover, a classified board protects shareholders against potentially coercive takeover tactics whereby a party attempts to acquire control on terms that do not offer the greatest value to all shareholders. With this protection, the Board gains the time necessary to evaluate any proposal, study alternatives and seek the best result for all shareholders.

  The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to shareholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

  The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. A classified board permits shareholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three.

  The Company understands that the Board should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (seven of nine). In addition, to encourage the alignment of the interests of the members of the Board with those of the shareholders, on the date of each annual meeting of shareholders an option for 2,000 shares of Willamette Common Stock is granted to each person who is then a non-employee director and who is to continue to serve as a director.

  Your Board also believes that a director's performance and contribution is best measured over a longer period such as the current three-year terms for directors, rather than the short-term focus inherent in annual elections. The longer terms permit the Board to avoid the temptation or compulsion to sell the businesses or assets of the Company at times when highest valuations are less achievable due to market conditions and is consistent with the Board's role in making decisions that have a long-term impact.

  Shareholders should also be aware that adoption of the Board Declassification Proposal would not, by itself, eliminate board classification and institute the annual election of directors, but would merely constitute a recommendation by the shareholders that the Board consider enacting such a change. Furthermore, even if the Board were to adopt the Board Declassification Proposal, it would not have the effect of fully declassifying the Board until the annual meeting in 2004 because, by its terms, the proposal suggests that the declassification be done in a manner that does not affect the unexpired terms of directors previously elected.

  For the reasons outlined above, the Board has concluded that a classified board is in the best interests of the Company and its shareholders and thus is opposed to the Board Declassification Proposal.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE BOARD DECLASSIFICATION PROPOSAL.

                                   ITEM NO. 3

                        COMPENSATION COMMITTEE PROPOSAL

  The following proposal (the "Compensation Committee Proposal") was submitted on behalf of the Central Laborers' Pension, Welfare & Annuity Funds. They have informed the Company that its address is P.O. Box 1267, Jacksonville, IL 62651, and that it is the owner of 1,100 shares of Willamette Common Stock.

RESOLVED, that the shareholders of Willamette Industries, Inc. ("Company") hereby request that the Company's Board of Directors take the necessary steps to ensure that the Board's Executive Compensation Committee is composed entirely of "independent" directors. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

  .  Employed by the company or an affiliate in an executive capacity;

  . Employed by a firm that is one of the Company's paid advisors or consultants;

  .  Employed by a significant customer or supplier;

  . Employed by a tax-exempt organization that receives significant contributions from the Company;

  . Paid by the Company pursuant to any personal services contract with the Company;

  . Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

  .  Related to a member of management of the Company.

                              SUPPORTING STATEMENT

  The role of a board of director's executive compensation committee is critically important to the long term success of the corporation. The executive compensation committee establishes compensation policies and practices that focus senior management on the development and implementation of corporate strategies designed to maximize long-term corporate value.

  Unfortunately, in recent years corporate executive compensation practices and policies have drawn considerable public and shareholder attention for all the wrong reasons. Excessive executive compensation levels highlight the tendency of most compensation programs to provide handsome rewards for ordinary or less than ordinary performance. Current executive compensation plans often present a system of pay for performance, but they lack challenging performance benchmarks by which executives' performance can be judged.

  In order to ensure the integrity of the executive compensation process and the effectiveness of a corporation's executive compensation policies and practices, the Board's Executive Compensation Committee should be composed entirely of directors independent of management. The definition of "independent" director advanced in this resolution will ensure that those members of the Executive Compensation Committee will be totally independent of management and best able to undertake their responsibilities to develop fair and understandable compensation policies and practices that focus management on achieving long-term corporate success.

  At present, the Company's Compensation Committee includes directors that do not meet the "independent" director standard outlined in the resolution. Paul
N. McCracken and Samuel C. Wheeler both serve on the Compensation Committee. Mr. McCracken is chairman of Tumac Lumber Co., Inc., a wood products broker, which purchases building materials products from, and sells such products to, the Company. During 1999, such transactions amounted to approximately $6,087,000. Samuel C. Wheeler is vice president of Barclay Logging Company, which performs contract logging services for the Company. During 1999, such transactions amounted to approximately $643,000.

  As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company's long-term success.

 STATEMENT OF BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THE COMPENSATION
                              COMMITTEE PROPOSAL

  In common with the shareholders of the Company, the Board appreciates the critical importance of the role played by the members of the Board's Compensation Committee. The Board, however, believes that the proposal is not the best means of ensuring that this role is performed properly. It is true that the members of such a committee must be free from bias, but they must also have the experience and business knowledge necessary to make informed decisions and form realistic assessments of an executive's performance.

  All of the members of the Compensation Committee also serve as members of the Board. As directors, these individuals are required to oversee the management of our Company and determine its future direction. Accordingly, it is vital to the continued success of our Company that these individuals have the necessary skills to perform this role as well as their role on the Compensation Committee.

  The Board as a whole cannot adequately govern the Company without the proper balance of independence, experience, and expertise. Achieving this balance is always a challenge. The Company must be free to select future members of the Board from a variety of sources, taking into consideration potential biases or other circumstances that might influence an individual candidate's decisions.

  The Compensation Committee Proposal would inhibit the Company's ability to choose future members of the Board based on their experience and ability to contribute to the future success of the Company. Rather, the Company would be compelled to focus on whether the candidates satisfy the proposal's definition of "independence." Under the proposal's extremely restrictive independence criteria, the majority of qualified candidates for membership on our Company's Board could be ineligible as having some type of relationship with our Company. It is through these very connections that such individuals have gained sufficient knowledge about our Company's businesses and the nature of the industry in which it operates to enable them to effectively contribute to the decisions reached by the Board.

  The Company does favor some restrictions on Compensation Committee membership. No member of the Compensation Committee is an employee or officer of the Company. The Company also complies with the proxy rules promulgated by the Securities and Exchange Commission (the "SEC") requiring disclosure of specific connections between the Company and members of the Compensation Committee to the shareholders. With regard to the specific individuals named in the proponent's supporting statement as not satisfying the proposal's definition of independence, both Mr. McCracken and Mr. Wheeler have retired from our Board and no longer serve on the Compensation Committee.

  There is a common sense element that is missing from the proposal. For example, it proscribes not only present relationships, but also relationships arising from specified transactions or positions occurring as far back as five years ago. It also lacks a minimum dollar threshold for transactions; in contrast, the SEC's disclosure rules do not relate to transactions below $60,000. Additionally, the proposal would not even allow a member of the Compensation Committee to serve (or have served during the past five years) on another corporation's board of directors with the Company's Chairman or Chief Executive Officer.

  If the proposal is adopted, the Company's ability to select directors (and potential members of the Compensation Committee) based on their knowledge, business judgment, experience, and talents would be severely circumscribed. As a result, the Board and management might no longer be able to offer for the shareholders' approval individuals that they believe would be the best candidates for membership on the Board.

  Shareholders should also be aware that approval of the Compensation Committee Proposal would not, by itself, ensure that the Compensation Committee be comprised solely of "independent" directors but would merely constitute a recommendation by the shareholders that the Board consider enacting such a change.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE COMPENSATION COMMITTEE PROPOSAL.

                                 OTHER MATTERS

  Management knows of no matters to be brought before the meeting other than those described above. However, should any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                       HOLDERS OF WILLAMETTE COMMON STOCK

  The following tables give certain information concerning the holdings of Willamette Common Stock of (i) each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Willamette Common Stock and (ii) each of the directors and nominees, each of the named executive officers referred to in the Summary Compensation Table below, and the Company's current directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

Five Percent Beneficial Owners

                         Shares of Willamette                                     Percent of
                             Common Stock         Nature of Beneficial      Outstanding Willamette
Name and Address          Beneficially Owned          Ownership(a)               Common Stock
----------------         -------------------- ----------------------------- ----------------------
Maurie D. Clark*........       3,386,110      Sole Voting and Disposition            3.09%
Suite 600                      4,705,307      Shared Voting and Disposition          4.30%
1211 S.W. Fifth Avenue         8,091,417      Total                                  7.39%
Portland, Oregon 97204

Wells Fargo &
 Company**..............       1,567,066      Sole Voting                            1.43%
420 Montgomery Street          6,411,095      Shared Voting                          5.86%
San Francisco,                    77,590      Sole Disposition                       0.07%
 California 94104             13,421,280      Shared Disposition                    12.27%
                              13,554,523      Total                                 12.39%

--------
*  As of February 28, 2001
** As of December 31, 2000

Directors and Executive Officers

                             Shares of Willamette
                                 Common Stock                  Percent of
                             Beneficially Owned At       Outstanding Willamette
   Name                      February 28, 2001(a)             Common Stock
   ----                      ---------------------       ----------------------
Winslow H. Buxton..........            4,865(b)(d)               0.00%
Marvin D. Cooper...........          114,868(b)(c)               0.10%
Gerard K. Drummond.........           10,800(d)                  0.01%
Kenneth W. Hergenhan.......            7,972(d)                  0.01%
William P. Kinnune.........          171,031(c)(e)               0.16%
Duane C. McDougall.........          146,515(b)(c)               0.13%
J. E. McMillan.............           78,086(c)                  0.07%
Michael R. Onustock........          151,176(c)(e)               0.14%
G. Joseph Prendergast......            8,100(d)                  0.01%
Stuart J. Shelk, Jr. ......        1,685,715(b)(d)               1.54%
Robert M. Smelick..........           10,800(d)                  0.01%
William Swindells..........        3,972,476(b)(d)               3.62%
Michael G. Thorne..........            1,867(d)                  0.00%
Benjamin R. Whiteley.......           14,300(d)                  0.01%
All directors and executive
 officers as a group (15
 persons)..................        6,400,612(b)(c)(d)(e)         5.80%

--------
(a) Shares are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares. Inclusion of shares in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(b) Includes shares as to which the individual shares voting and dispositive power as follows: Mr. Buxton, 1,000 shares; Mr. Cooper, 1,400 shares; Mr. McDougall, 32 shares; Mr. Shelk, 18,120 shares; and Mr. Swindells, 1,905,788 shares.

(c) Includes shares subject to employee stock options exercisable within 60 days after February 28, 2001, under the Company's 1995 Plan and 1986 Plan as follows: Mr. Cooper, 82,610 shares; Mr. Kinnune, 112,117 shares; Mr. McDougall, 123,994 shares; Mr. McMillan, 44,987 shares; Mr. Onustock, 98,717 shares; and all executive officers as a group, 482,959 shares.

(d) Includes shares subject to options exercisable within 60 days after February 28, 2001, under the non-employee director provisions of the 1995 Plan as follows: Mr. Buxton, 2,533 shares; Messrs. Drummond, Shelk, Smelick, and Whiteley, 6,800 shares each; Messrs. Hergenhan and Prendergast, 5,600 shares each; Mr. Swindells, 3,600 shares; Mr. Thorne, 1,067 shares; and all non-employee directors as a group, 45,600 shares.

(e) Includes restricted shares of Willamette Common Stock awarded pursuant to the 1995 Plan, as to which the individual has sole voting and shared dispositive power, as follows: Mr. Kinnune, 705 shares; Mr. Onustock, 585 shares; and all executive officers as a group, 1,290 shares.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee of the Board assists the Board in the discharge of its fiduciary obligations to the Company's shareholders relating to the quality and integrity of the Company's financial statements, its accounting and reporting practices, and the independence and performance of the Company's outside auditor and performance of its internal accounting staff. The Audit Committee is comprised of four directors, each of whom has been determined by the Board to meet the independence and financial literacy requirements set forth in the corporate governance listing standards of the New York Stock Exchange, on which the Willamette Common Stock is listed. A written charter revised by the Board on February 8, 2001 governs the Audit Committee's activities. A copy of the Audit Committee charter is attached to this Proxy Statement as Annex B.

  In discharging its responsibilities, the Audit Committee and its individual members have met with management, the internal auditor, and the Company's outside auditor, KPMG LLP ("KPMG"), to review the Company's accounting functions and the audit process and to discuss the Company's audited financial statements for the year ended December 31, 2000. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. The Audit Committee has also received from its outside auditor a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the outside auditor any relationships that may adversely affect its objectivity and independence.

  Based on its review and discussions with management and the Company's outside auditor, the Audit Committee recommended to the Board that the Company's audited financial statements for the year ended December 31, 2000, be included in the Company's Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stuart J. Shelk, Jr., Chair
Winslow H. Buxton
G. Joseph Prendergast
Robert M. Smelick

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information concerning the compensation of the Company's chief executive officer and each of its four other most highly compensated executive officers (the "named executive officers") for each of the years in the three-year period ended December 31, 2000.

                                                Long-Term
                                           Compensation Awards
                                          ----------------------
                                                      Number of
                                Annual    Restricted Securities
Name and Principal           Compensation   Stock    Underlying     All Other
Position(1)             Year    Salary    Awards(2)  Options (#) Compensation(3)
------------------      ---- ------------ ---------- ----------- ---------------
Duane C. McDougall..... 2000  $1,033,333     $--       80,030        $25,807
 President and Chief    1999     866,667      --       50,800         26,936
  Executive Officer     1998     525,000      --       23,690         18,142

William P. Kinnune..... 2000     528,000      --       32,010         30,390
 Executive Vice         1999     498,333      --       20,620         32,401
  President             1998     481,333      --       22,840         29,180

Michael R. Onustock.... 2000     528,000      --       32,010         23,493
 Executive Vice         1999     497,667      --       20,530         24,607
  President             1998     465,000      --       20,660         22,115

Marvin D. Cooper(4).... 2000     453,333      --       25,410         21,729
 Executive Vice         1999     383,333      --       14,820         20,728
  President             1998     333,333      --       14,580         20,373

J. E. McMillan(4)...... 2000     416,667      --       22,230         20,891
 Executive Vice         1999     333,333      --       12,700         21,751
  President             1998     257,000      --        8,310         17,991

--------
(1) Includes principal capacities in which each officer served during 2000.

(2) The aggregate number of restricted shares of Willamette Common Stock held by each named executive officer and the value of such shares on December 29, 2000 (based on the closing sale price of the Willamette Common Stock, $46.9375, reported on the New York Stock Exchange), are as follows:

          Name              No. of Shares  Value
          ----              ------------- -------
     Duane C. McDougall....      --       $   --
     William P. Kinnune....      705       33,091
     Michael R. Onustock...      585       27,458
     Marvin D. Cooper......      --           --
     J. E. McMillan........      --           --

     Dividends are paid on the restricted shares at the same rate as on other shares of Willamette Common Stock.

(3) The amounts shown for 2000 represent (i) Company contributions to its Stock Purchase Plan ("401(k) Plan"), a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the benefit of each of the named executive officers and to its 1993 Deferred Compensation Plan for the benefit of such officers to the extent contributions would have been made to the 401(k) Plan had compensation subject to such plan included deferred compensation and had the Internal Revenue Code limits not been applicable and (ii) the imputed value to the named executives of a portion of the premiums paid for life insurance policies under which they are to receive an interest in the cash surrender value. The amounts attributable to (i) 401(k) Plan and 1993 Deferred Compensation Plan contributions and (ii) the imputed value of premiums, respectively, for each of the named executives for 2000 are as follows: Mr. McDougall, $15,000, $10,807; Mr. Kinnune, $15,000, $15,390;
     Mr. Onustock, $15,000, $8,493; Mr. Cooper, $15,000, $6,729; and Mr.
     McMillan, $15,000, $5,891.

(4) Both Mr. Cooper and Mr. McMillan became executive officers of the Company on April 21, 1998; the table reflects their compensation for all of 1998.

Option Grants in Last Fiscal Year

  The following table provides information as to options to purchase Willamette Common Stock granted to the named executive officers during 2000 pursuant to the Company's 1995 Plan. No stock appreciation rights ("SARs") were granted to any named executive officers during 2000.

                                     Individual Grants(1)
                         ---------------------------------------------
                                                                       Potential Realizable
                                                                               Value
                                                                         at Assumed Annual
                                                                               Rates
                         Number of   Percent of                           of Stock Price
                         Securities Total Options                          Appreciation
                         Underlying  Granted to   Exercise              for Option Term(4)
                          Options   Employees in  Price Per Expiration ---------------------
   Name                  Granted(2)  Fiscal Year  Share(3)     Date        5%        10%
   ----                  ---------- ------------- --------- ---------- ---------- ----------
Duane C. McDougall......   80,030       10.29%     $37.00   April 2010 $1,862,226 $4,719,247
William P. Kinnune......   32,010        4.12%      37.00   April 2010    744,844  1,887,581
Michael R. Onustock.....   32,010        4.12%      37.00   April 2010    744,844  1,887,581
Marvin D. Cooper........   25,410        3.27%      37.00   April 2010    591,268  1,498,389
J. E. McMillan..........   22,230        2.86%      37.00   April 2010    517,272  1,310,869

--------
(1) On August 2, 2000, the Long Term Incentive Committee (the "Awards Committee") met for the purpose of considering annual equity incentive awards for the 2001 fiscal year pursuant to the 1995 Plan. At this meeting, the Awards Committee considered the recommendations, dated August 2, 2000, of Towers Perrin, the Company's human resources consultants, regarding the amounts and structure of the awards. On March 7, 2001, pursuant to the recommendations of Towers Perrin and consistent with industry practices and in the ordinary course of business, the Awards Committee determined to grant to the executive officers of Willamette an aggregate of 368,990 options to acquire shares of Willamette Common Stock at an exercise price of $47.16. These options are not reflected in the table above because they were granted subsequent to the Company's 2000 fiscal year end.
(2) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Willamette Common Stock on the date of grant. The options, which have terms of ten years and two days, become exercisable as follows: 33 1/3 percent after one year, an additional 33 1/3 percent after two years, and the remainder after three years; provided that the options will become exercisable in full upon the officer's death, disability or retirement.
(3) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Willamette Common Stock.
(4) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Willamette Common Stock compounded annually over the full term of the options. There can be no assurance that the Willamette Common Stock will appreciate at any particular rate or at all.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  Information regarding exercises of stock options by the named executive officers during 2000 and unexercised options held by them as of December 31, 2000, is summarized in the table set forth below. The named executives did not exercise any SARs during 2000 and did not hold any in-the-money SARs at year-end.

                                                     Number of Shares
                                                  Underlying Unexercised   Value of Unexercised In-
                          Number of                     Options at           the-Money Options at
                           Shares                    December 31, 2000       December 31, 2000(2)
                         Acquired on    Value    ------------------------- -------------------------
   Name                   Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- ----------- ----------- ------------- ----------- -------------
Duane C. McDougall......     --         $--        72,487       121,793    $  863,197    $860,439
William P. Kinnune......     --         $--        86,961        53,369     1,275,584     380,903
Michael R. Onustock.....     --         $--        74,317        52,583     1,065,429     374,909
Marvin D. Cooper........     --         $--        64,340        40,150     1,126,137     292,603
J. E. McMillan..........     --         $--        30,574        33,466       481,907     243,761

--------
(1) Represents the difference between the fair market value of the shares of Willamette Common Stock received on exercise of stock options at the date of exercise and the option exercise price.

(2) Calculated based on the difference between the closing sale price of the Willamette Common Stock, $46.9375, reported on the New York Stock Exchange on December 29, 2000, and the aggregate exercise price of the unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Willamette Common Stock on the date of grant.

Pension Plan

  The retirement plan ("Retirement Plan") that the Company maintains for its salaried employees (including officers) provides for payment of retirement benefits generally based upon an employee's years of service with the Company and compensation level. Funding of the Retirement Plan is actuarially determined. The Company also maintains a supplemental retirement plan ("Supplemental Plan") under which salaried employees (including officers) receive retirement benefits substantially equal to those the Retirement Plan would have provided but for certain limitations required by the Internal Revenue Code.

  The following table shows the aggregate estimated annual benefits payable under the Retirement Plan and the Supplemental Plan upon retirement (assuming normal retirement at age 65) for unmarried employees at specified compensation levels (based upon the highest average of five consecutive years) with various years of service (assuming continuous full-time employment with the Company from date of hire to date of retirement):

                                                Years of Service
                                 -----------------------------------------------
Remuneration                       15      20      25      30      35      40
------------                     ------- ------- ------- ------- ------- -------
$  300,000......................  71,459  95,279 119,099 142,918 166,738 189,238
   400,000......................  96,209 128,279 160,349 192,418 224,488 254,488
   500,000...................... 120,959 161,279 201,599 241,918 282,238 319,738
   600,000...................... 145,709 194,279 242,849 291,418 339,988 384,988
   700,000...................... 170,459 227,279 284,099 340,918 397,738 450,238
   800,000...................... 195,209 260,279 325,349 390,418 455,488 515,488
   900,000...................... 219,959 293,279 366,599 439,918 513,238 580,738
 1,000,000...................... 244,709 326,279 407,849 489,418 570,988 645,988
 1,100,000...................... 269,459 359,279 449,099 538,918 628,738 711,238
 1,200,000...................... 294,209 392,279 490,349 588,418 686,488 776,488
 1,300,000...................... 318,959 425,279 531,599 637,918 744,238 841,738

  Compensation used in determining retirement benefits consists of the employee's regular fixed salary, including amounts deferred at the election of the employee and contributed to the Company's 401(k) Plan. With respect to the named executive officers, such compensation is the amount shown for the officers under "Salary" in the Summary Compensation Table above.

  The credited years of service for each of the named executive officers is as follows: Mr. McDougall, 21; Mr. Kinnune, 39; Mr. Onustock, 28; Mr. Cooper, 21; and Mr. McMillan, 29.

  The benefits payable upon retirement are single-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The level of benefits is based in part upon the average of the Social Security wage bases for the 35 years ending with Social Security retirement age. Amounts shown in the table are based upon the Social Security covered compensation for an employee attaining age 65 in 2000. Retirement benefits may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), in the case of a married employee whose benefits are paid in the form of a joint and survivor annuity and in the case of an employee whose employment with the Company has not been continuous. Special provisions in the Retirement Plan may apply in the case of death or disability or upon a change in control of the Company; there are also provisions relating to the computation of years of service for vesting or benefit purposes in the case of service with certain employers acquired by the Company at various times in the past.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

Compensation Committee

  During 2000, Messrs. Drummond, Hergenhan, Thorne, and Whiteley served on the Company's Compensation Committee, as well as now retired directors Paul N. McCracken (retired August 2000) and Samuel C. Wheeler (retired February 2000).

  Paul N. McCracken is chairman of Tumac Lumber Co., Inc., a wood products broker, which purchases building materials products from, and sells such products to, the Company in the ordinary course of business at prevailing market prices. During 2000, such transactions amounted to approximately $3,479,000.

  Samuel C. Wheeler is vice president of Barclay Logging Company, which performs contract logging services for the Company in the ordinary course of business at prevailing market prices. During 2000, such transactions amounted to approximately $627,000. Mr. Wheeler served as a vice president of the Company until his resignation in 1973.

Other Transactions and Relationships

  Ochoco Lumber Co. sells wood products to, and purchases such products from, the Company in the ordinary course of business at prevailing market prices. During 2000, such transactions amounted to approximately $1,106,000. Mr. Shelk is managing director of the managing general partner of Ochoco Lumber Co.

  In the ordinary course of business at prevailing market prices, the Company has sold paper products to, and obtained credit and other banking and financial services from, Wachovia Corporation. For the year 2000, such paper sales amounted to approximately $76,000, and the financial services amounted to approximately $230,000. Mr. Prendergast retired from his position as president and chief operating officer of Wachovia Corporation last year.

                     REPORT OF THE COMPENSATION COMMITTEE

  It is the responsibility of the Compensation Committee to oversee the compensation of officers of the Company (25 persons). The Compensation Committee's salary recommendations, when approved by the Board, set the levels of compensation for all officers. In addition, the Compensation Committee hears reports from the Company's chief executive officer, and considers the performance of individual officers, planned succession and related matters. In 1996, responsibility for the administration of the 1995 Plan, including selecting the officers and other key employees to receive awards and for determining types, amounts and terms of such awards, was assigned to the Awards Committee, presently consisting of Messrs. Drummond and Whiteley.

  The compensation policy of the Company recognizes that the Company's business is the conversion of timber and wood fiber into products which are largely of a commodity nature and that the Company is integrated "from the stump to the customer" with only the chief executive officer responsible for all operations. For these two reasons--little control of sales prices in commodity markets and little individual control over material costs and transfer prices of specific business segments--the Company does not ordinarily compensate employees with cash bonuses or other forms of short-term incentive compensation. The Company's policy is to pay salaried employees, including all officers, base salaries only with incentive compensation coming in the form of longer-term programs such as stock options, stock appreciation rights or restricted stock.

  From time to time, including in 2000, the Compensation Committee receives reports from compensation consultants regarding competitive industry salaries and long-term incentive compensation programs. The Company also participates in industry-wide salary surveys and conducts its own annual review of compensation information in proxy statements of competing companies. From these sources, the Compensation Committee evaluates compensation levels of a peer group of thirteen other forest products companies which the Compensation Committee, based on its general knowledge of the forest products industry, believes are comparable to the Company. The Company uses these evaluations when reviewing and approving management's recommendations regarding compensation. The thirteen companies constituting the peer group include the other eight companies in the S&P Paper & Forest Products Index referred to under "Performance Graph" below and five other forest products companies.

  In arriving at salary recommendations to the Board for individual officers effective May 1, 2000, the Compensation Committee considered cash compensation paid by the peer group to officers in comparable positions and taking into account available information concerning comparable levels of responsibility, recommendations by the Company's chief executive officer, relative responsibilities compared to other officers and employees in the Company, and various other factors including experience and performance. Each recommended salary was intended to be within the range of and competitive with the cash compensation paid to positions within the comparable industry. In formulating its salary recommendations, the Compensation Committee did not consider stock options and other non-cash compensation programs of the peer group companies or the stock options granted to Company officers.

  Effective May 1, 2000, based on the recommendation of the Compensation Committee, the Board increased Mr. McDougall's annual salary level by 22.2 percent to $1,100,000. In recommending the increase in Mr. McDougall's salary, the Compensation Committee considered salary levels of chief executive officers in the Company's peer group, the responsibilities of the position, and Mr. McDougall's performance and expectations.

  As an incentive to stock ownership by employees and as a form of long-term incentive compensation, annual grants of stock options are awarded to selected key employees. During 2000, stock options were granted by the Awards Committee based on a formula relating to base salary and the Company's return on shareholders' equity ("ROE"). The formula does not take into account the number of stock options previously granted to an officer. Under the formula, a target number of options for each officer is determined by dividing a percentage of the officer's salary (ranging, based on level of responsibility, from 140 percent for vice presidents to 350 percent for the chief executive officer) by the market price of the Willamette Common Stock at the date of grant. The target number is subject to downward adjustment based on the Company's ROE for its most recent fiscal year. No adjustment is made if the Company's ROE exceeds the weighted average ROE of eighteen forest products companies by 5 percentage points as determined from published financial reports. If the specified margin is not achieved, the options are reduced proportionately by up to 30 percent of the target number. The Company's 1999 ROE exceeded the published industry composite by four percentage points. Accordingly, option grants in 2000 were reduced by 6 percent of the target number.

  Restricted stock has been awarded in past years to executive officers based upon the Compensation Committee's subjective evaluation of the Company's performance. No restricted stock awards were granted during 2000.

  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to the Company for compensation over $1 million paid to the Company's chief executive officer or any of its four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals as determined by a Board committee comprised solely of two or more outside directors and otherwise qualifies as performance based pursuant to Section 162(m). The Company does not have a policy favoring awards to executive officers that qualify as performance based pursuant to Section 162(m). However, responsibility for the administration of the 1995 Plan was assigned to the Awards Committee, which is comprised solely of outside directors, so that stock options granted under the 1995 Plan may qualify as performance based within the meaning of Section 162(m).

                                          Compensation Committee

                                          Gerard K. Drummond, Chairman
                                          Kenneth W. Hergenhan
                                          Michael G. Thorne
                                          Benjamin R. Whiteley

                               PERFORMANCE GRAPHS

  The following two graphs compare the annual change in the cumulative total shareholder return on the Willamette Common Stock with the cumulative total return of the S&P 500 Stock Index, the cumulative total return of the S&P Paper & Forest Products Index and the cumulative total return of the Industry Composite. We have included a comparison against the Industry Composite this year because we believe that the companies that comprise it are most representative of Willamette's business mix. The first graph assumes investment of $100 on December 31, 1995, and reinvestment of dividends. The second graph assumes investment of $100 on December 31, 1990, and reinvestment of dividends.

                                 [LINE GRAPH]

                                               Cumulative Total Return
                                      -----------------------------------------
                                      12/95  12/96  12/97  12/98  12/99  12/00
                                      ------ ------ ------ ------ ------ ------
WILLAMETTE INDUSTRIES, INC........... 100.00 126.27 118.90 126.16 177.90 184.08
S&P 500.............................. 100.00 122.96 163.98 210.84 255.22 231.98
S&P PAPER & FOREST PRODUCTS.......... 100.00 110.62 118.61 120.96 169.13 138.50
INDUSTRY COMPOSITE................... 100.00 115.62 116.81 124.61 169.80 121.25

                                 [LINE GRAPH]

                                                   Cumulative Total Return
                         ----------------------------------------------------------------------------
                         12/90  12/91  12/92  12/93  12/94  12/95  12/96  12/97  12/98  12/99  12/00
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
WILLAMETTE INDUSTRIES,
 INC.................... 100.00 142.65 202.45 248.01 242.84 293.38 370.46 348.84 370.14 521.91 540.07
S&P 500................. 100.00 130.47 140.41 154.56 156.60 215.46 264.93 353.31 454.28 549.88 499.81
S&P PAPER & FOREST
 PRODUCTS............... 100.00 126.84 145.03 159.84 166.55 183.38 202.85 217.51 221.82 310.16 253.99
INDUSTRY COMPOSITE...... 100.00 139.74 181.87 218.94 193.13 200.68 211.17 220.25 230.52 201.56 221.43

                           COMPENSATION OF DIRECTORS

Fees

  Each director of the Company who is not also an employee of the Company or a subsidiary (a "non-employee director") receives a retainer fee of $30,000 per year. Committee chairs receive an additional retainer of $2,500 per year. In addition, each non-employee director receives a fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended.

  In November 1999, the Company adopted the 1999 Deferred Compensation Plan for non-employee directors pursuant to which they may elect to defer directors' fees. The plan, which is unfunded, replaced a prior deferred compensation plan; amounts deferred under the prior plan have been transferred to accounts under the new plan. Deferred amounts accrue increases or decreases as if they were invested in one or more of the investment funds available under the Company's 401(k) Plan as specified by a participating director.

  In conjunction with the adoption of the 1999 Deferred Compensation Plan, the Company terminated its retirement plan for non-employee directors. For active directors, effective January 1, 2000, the present value of the benefits accrued under the prior retirement plan was transferred to accounts under the Deferred Compensation Plan and are treated as invested as described above.

Stock Options

  Under the 1995 Plan, each person who was a non-employee director at the date of the 1995 annual meeting of shareholders was granted an option to purchase 2,000 shares of Willamette Common Stock (an "Initial Option") and each person who subsequently becomes a non-employee director, other than a former officer of the Company or a subsidiary, is also granted an Initial Option. In addition, on the date of each subsequent annual meeting of shareholders, an option for 1,200 shares of Willamette Common Stock (2,000 shares commencing with the 2001 annual meeting) (an "Annual Option") is granted to each person who is then a non-employee director and who is to continue to serve as a director, including former officers of the Company or its subsidiaries.

  Options granted to non-employee directors under the 1995 Plan are granted at an exercise price equal to the fair market value of the Willamette Common Stock on the date of grant, have terms of ten years and two days, and are exercisable as specified (i) in note (1) to the table under "Option Grants in Last Fiscal Year" above and (ii) under the heading "Termination of Employment and Change in Control Arrangements and Related Matters" below. Accordingly, the Annual Options granted to the non-employee directors on the date of the 2000 annual meeting were granted at an exercise price of $37.00 per share, the fair market value of the Willamette Common Stock on that date. The Initial Option granted to Mr. Thorne in February 2000 was granted at an exercise price of $38.125, the fair market value of the Willamette Common Stock on the date of grant.

Consulting Agreement

  The Company entered into a consulting agreement with Mr. Swindells effective upon his ceasing to be chief executive officer of the Company under which Mr. Swindells agreed to provide consulting services to the Company. Under the consulting agreement, Mr. Swindells received consulting fees equal to $120,000 during 2000 as well as certain secretarial services and office space, and was reimbursed for certain expenses including dues for a business club. The consulting agreement provides that, while Mr. Swindells receives fees under the agreement, he will not receive the annual retainer fees payable to other non-employee directors of the Company. The consulting agreement was renewed in December 2000 and is renewable for two additional one-year periods unless terminated by either party upon 30 days' notice prior to renewal.

                TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
                        ARRANGEMENTS AND RELATED MATTERS

Change in Control Agreements

  The Company has agreements (the "CIC Agreements") with certain of its key employees, including the named executive officers, certain officers who may assist in soliciting proxies from the Company's shareholders in connection with the Annual Meeting, all other officers, and the Senior Employees (defined below), that provide for severance compensation for the employees in the event their employment with the Company is terminated subsequent to a Change in Control (defined below) of the Company under the circumstances set forth in the CIC Agreements. Pursuant to the CIC Agreements, each employee has agreed to remain in the Company's employ following a tender offer or exchange offer for more than 20 percent of the Company's outstanding voting securities until such offer has been abandoned or terminated or a Change in Control has occurred and unless the Company reduces the employee's compensation.

  If, within 36 months following a Change in Control, the employee's employment with the Company is terminated by the Company without Cause (defined below) and other than by reason of disability or death or by the employee with Good Reason (defined below), then the Company shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date of the Change in Control, plus severance compensation in an amount equal to the Applicable Percentage (defined below) multiplied by the sum of (a) his annual base salary at the above-specified rate, plus (b) the average of the two most recent annual incentive compensation grants (if any) paid or accrued for his benefit (prior to any deferrals) prior to the date on which the Change in Control occurs, including compensation attributable to the value of stock options or SARs (based on the Black-Scholes option pricing model) and restricted stock granted during those two grant periods, plus (c) the average annual matching contributions made by the Company on his behalf to the Company's Stock Purchase Plan and 1993 Deferred Compensation Plan in respect of the two fiscal years of the Company last ended prior to the fiscal year in which the Change in Control occurs. The employee will also be entitled to a cash payment equal to the sum of (A) the excess of the Change in Control Price (defined below) over the option price for each share covered by outstanding unexercised options (whether or not then exercisable) to purchase Willamette Common Stock held by the employee on the date the Change in Control occurs (unless exercised before the payment is made) plus (B) the product of the Change in Control Price and the number of shares covered by outstanding restricted stock awards. Any severance payments otherwise payable under the CIC Agreements will be reduced by amounts payable under other Company plans or employment agreements providing for severance benefits. Special payment provisions apply in the event of the employee's death or disability.

  The CIC Agreements further provide for the continuation of all employee benefit plans and arrangements, with certain exceptions, until the earlier of the expiration of the Benefit Term (defined below) or attaining the age of 65 following termination of employment after a Change in Control except by death, by the Company for Cause or disability or by the employee other than for Good Reason. All employees party to a CIC Agreement are also entitled to be reimbursed for reasonable amounts incurred for outplacement services and for any reasonable legal fees and expenses he may incur in enforcing his rights under the CIC Agreement. The CIC Agreements also provide for reimbursement for any excise tax imposed on such benefits plus any related federal, state, and local income and excise taxes imposed on such reimbursement payments.

  The CIC Agreements will continue in effect until December 31, 2002, and will be extended for an additional year on each January 1 thereafter unless either the Company or the employee gives 90 days' prior notice that the CIC Agreement shall not be extended. In the event of a Change in Control while the CIC Agreements are in effect, the CIC Agreements are automatically extended for three calendar years beyond the calendar year in which the Change in Control occurs. The CIC Agreements terminate upon termination of employment prior to a Change in Control and will not extend beyond an employee's normal retirement date under the Retirement Plan.

  The total amount that may be payable to employees of the Company covered by CIC Agreements if, within 36 months following a Change in Control, all of such employees' employment is terminated without Cause or with Good Reason, is $60 million plus additional payments that may be necessary to reimburse the employees for any excise tax liabilities on such benefits and any related income and excise taxes imposed on such reimbursement payments.

  Complete definitions of Applicable Percentage, Cause, Change in Control, Change in Control Price and Good Reason are included in the CIC Agreements. Summaries of those definitions, which are necessarily incomplete, as well as the definitions of Benefit Term and Senior Employees, are set forth below.

  "Applicable Percentage" means (i) in the case of 25 key employees, 300 percent, (ii) in the case of the Senior Employees, 200 percent and (iii) in the case of one additional employee, 100 percent, in each case reduced (if the employee is age 62 or older as of the date of termination of employment) by
8.33 percent for each full month that his age exceeds 62 at that date.

  "Benefit Term" means (i) in the case of 25 employees, 36 months, (ii) in the case of the Senior Employees, 24 months and (iii) in the case of one additional employee, 12 months.

  "Cause" with respect to the termination of an employee's employment by the Company means termination because, and only because, the employee committed an act of fraud, embezzlement or theft constituting a felony, or an act intentionally against the interest of the Company which causes it material harm, or because of his repeated failure, after written notice, to perform his responsibilities under the CIC Agreement.

  "Change in Control" means, (a) subject to certain exceptions, the acquisition by a person or group of beneficial ownership of 20 percent or more of the combined voting power of the Company's outstanding voting securities, (b) a change in the composition of the Board such that the directors at the date of the CIC Agreement cease to constitute at least a majority of the Board, unless the election or nomination of each new director was approved by two-thirds of the directors then in office other than directors whose initial assumption of office occurs as the result of an actual or threatened election contest or solicitation of proxies other than on behalf of the Board of Directors, (c) with certain exceptions, any reorganization, consolidation or merger of the Company or any sale or other transfer of substantially all its assets or (d) approval by the shareholders of the Company of a plan or proposal for its liquidation or dissolution.

  "Change in Control Price" means the greater of (a) the highest per share sale price for the Willamette Common Stock as traded on the New York Stock Exchange on the date of the Change in Control or (b) the total market value of the highest amount of consideration to be received for a share of Willamette Common Stock by any shareholder of the Company in connection with the Change in Control.

  "Good Reason" with respect to the termination by an employee of his employment with the Company means (a) subject to certain exceptions, any change in the employee's status or position with the Company which in his reasonable judgment represents a demotion, (b) a reduction in the employee's base salary,
(c) the failure by the Company to continue in effect for the employee certain benefit plans and policies or a material reduction in the employee's future benefits thereunder, (d) the failure of the Company to credit the number of paid vacation days to which the employee is entitled under the Company's normal vacation policy, (e) the transfer of the employee to a different location, (f) the failure of any successor to the Company to expressly assume the Company's obligations under the CIC Agreement, (g) a purported termination by the Company of the employee's employment which is not effected in accordance with the CIC Agreement, (h) a refusal by the Company to continue to allow the employee to engage in certain activities not related to the Company's business, or (i) (with respect to 11 employees only, including the named executive officers, and Greg W. Hawley, Executive Vice President and Chief Financial Officer and Catherine A. Dunn, Vice President of Communications, two officers who may assist in soliciting proxies from the Company's shareholders) the employee's voluntary termination of employment during the 30-day period commencing with the first anniversary of the Change in Control.

  "Senior Employees" means 37 non-officer employees of the Company that receive an annual salary equal to or greater than $144,000 and certain other employees deemed advisable by the Board.

1995 Long-Term Incentive Compensation Plan

  Upon a change in control, whether or not it is approved by the Board, all options outstanding under the 1995 Plan will become exercisable in full. However, the Awards Committee may, in its discretion (except with respect to certain changes in control that have not been approved by the Board), condition such acceleration of vesting on the option holder's agreement to receive a cash payment (based on the amount being received by the Company's shareholders in connection with the change in control) in exchange for cancellation of the option holder's option. With respect to a change in control approved by the Board, such acceleration of exercisability will only occur if it would not jeopardize the availability of "pooling of interests" accounting treatment. If an optionee's employment terminates for any reason within two years following a change in control (other than on account of conduct which constitutes a felony), the options will expire upon the earlier of three years after termination of employment or the expiration of their original terms. In addition, upon a change in control that has not been approved by the Board, each holder of an option granted prior to December 21, 2000, may make a "cash exercise" of all or any portion of his or her options. Upon a cash exercise, the option holder will be entitled to receive an amount in cash equal to the excess of the fair market value of a share of Willamette Common Stock on the date of exercise over the exercise price per share multiplied by the number of options surrendered. A cash exercise may be made only during a 45-day period beginning on the first day following the date on which the Company has knowledge of an actual change in control. For purposes of the 1995 Plan, a change in control is defined to include (i) a change in composition of the Board following December 21, 2000, such that the directors in office on that date, together with any additional directors elected thereafter with the approval of two-thirds of the then directors, cease to constitute at least a majority of the Board, (ii) a merger, reorganization or sale of substantially all the assets of the Company, with certain exceptions, (iii) the acquisition by a person or group (other than certain affiliates of the Company) of 20 percent or more of the combined voting power of the Company's outstanding securities or (iv) the approval by the shareholders of a plan of liquidation or dissolution of the Company.

Employee Retention Plans

  In light of the Weyerhaeuser Offer, the Board and the Compensation Committee have continued to consider the recommendations of the Company's human resources consultants, Towers Perrin, and continued to review industry practices concerning change in control severance benefits. In view of the continuing need to minimize employee distraction, to retain employee loyalty and dedication to the Company, to assure their attention to the Company's performance pending resolution of the Weyerhaeuser Offer and to provide an incentive to prospective employees to accept offers, the Board and the Compensation Committee approved two employee retention plans, a Management Retention Benefits Plan and a Broad-Based Retention Benefits Plan for Salaried Employees, that provide enhanced change in control severance benefits to Willamette's salaried employees other than officers and top management personnel. Under these plans a covered employee, including certain employees who may assist in soliciting proxies from the Company's shareholders in connection with the Annual Meeting, would be provided severance protection, continuation of medical benefits, and outplacement assistance if the employee's employment ends (due to involuntary termination without "cause" or resignation for "good reason," as those terms are defined in the plans) after a change in control of Willamette. Severance benefits under the two new plans range from three weeks pay per year of service (with a minimum of nine weeks) to six weeks pay per year of service (with a maximum of 104 weeks).

Stock Purchase Plan

  The 401(k) Plan provides that upon a change in control of the Company, all participants' accounts under the 401(k) Plan become immediately and fully vested.

Indemnification

  Pursuant to the provisions of the Company's Restated Articles of Incorporation and the provisions of indemnification agreements between the Company and each of its directors and officers, the Company is obligated (subject to certain conditions) to hold harmless and indemnify its directors and officers, to the fullest extent authorized under the Oregon Business Corporation Act, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such indemnified person. In addition, as permitted by its Restated Articles of Incorporation, the Company maintains director and officer liability insurance coverage for its directors and officers. The premiums thereon, which aggregate $225,000 for a twelve-month period, are paid by the Company.

  In November 2000, two Willamette shareholders filed derivative actions in the Circuit Court of the State of Oregon for Multnomah County against Willamette and each of its directors. The two actions were consolidated by order of the court in December 2000. In their amended complaint filed on January 4, 2001, the plaintiffs asserted derivative claims against the Board for breach of fiduciary duty, breach of control, waste and unjust enrichment stemming from the Board's rejection of Weyerhaeuser's hostile offer. On January 25, 2001, the court entered an order staying discovery until such time as the court determines that the plaintiffs have stated a claim for relief. The plaintiffs have stated their intention to file a second amended complaint. As of March 28, 2001, Willamette had not provided any of the members of the Board with an advance in connection with the shareholder litigation.

  Under the provisions of the Company's Restated Articles of Incorporation, no director of the Company shall have any personal liability to the Company or its shareholders for monetary damages for conduct as a director, except that the liability of a director for monetary damages is not eliminated or limited for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for any distributions that are unlawful under the Oregon Business Corporation Act, for any transaction from which the director derived an improper personal benefit, or for any act or omission that occurred prior to April 21, 1988.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the year ended December 31, 2000, which is not a part of this Proxy Statement, was previously distributed to shareholders on or about March 9, 2001. A copy of the annual report will be provided by first-class mail without charge to any shareholder, including any beneficial owner, upon oral or written request. Requests should be directed to the Secretary of the Company at the Company's address set forth herein or by phoning (503) 227-5581.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16 of the Exchange Act, holders of more than 10 percent of the Willamette Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Willamette Common Stock and changes in such ownership with the SEC and the New York Stock Exchange. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file
Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16 Statements on a timely basis.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG, independent public accountants, has audited the accounts of the Company for a number of years and has been selected to do so for 2001. Representatives of KPMG are expected to be present at the annual shareholders meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit Fees

  The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for 2000 and their review of the financial statements included in the Company's quarterly reports on Form 10-Q filed during 2000 were $506,699.

Financial Information Systems Design and Implementation Fees

  During 2000, KPMG did not provide any professional services to the Company with regard to financial information systems design and implementation.

All Other Fees

  Fees billed for services provided to the Company by KPMG during 2000, other than the services described above under "Audit Fees," were $68,294. The Audit Committee has determined that the provision of these services to the Company is compatible with maintaining KPMG's independence.

                SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2002

  Shareholder proposals intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company no later than December 3, 2001 and must contain the information required by the Company's Bylaws in order to be included in the proxy statement and proxy card for such meeting.

  Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of Willamette Industries, Inc., 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the Company's principal executive offices during the period from February 7, 2002 through March 11, 2002, unless the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the anniversary date of this year's annual meeting, in which case notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

  A copy of the Company's Bylaws may be obtained by writing to the Secretary of the Company at 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201 and is filed with the SEC as an exhibit to the Schedule 14D-9 Amendment filed by the Company on December 12, 2000.

                        PARTICIPANTS IN THE SOLICITATION

  Under applicable regulations of the SEC, each member of the Board, certain officers of Willamette and certain other persons may be deemed to be a "participant" in Willamette's solicitations of proxies in connection with the Annual Meeting. For information with respect to each participant in the Company's solicitation of proxies in connection with the Annual Meeting please refer to (i) the table of security ownership of directors and executive officers under the heading "Holders of Willamette Common Stock", (ii) the discussion under the heading "Termination of Employment and Change in Control Arrangements and Related Matters" and (iii) Schedules I, II and III to this Proxy Statement.

                                    GENERAL

  In addition to the matters described above, there will be an address by both the Chairman and Chief Executive Officer at the Annual Meeting and a general discussion period during which shareholders will have an opportunity to ask questions about the business and operations of Willamette.

                            SOLICITATION OF PROXIES

  Proxies may be solicited by mail, advertisement, telephone, via the Internet or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

  The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to provide solicitation and advisory services in connection with the proxy solicitation, for which MacKenzie is to receive a fee estimated at $325,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. MacKenzie will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and via the Internet, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Willamette Common Stock. The Company has also agreed to indemnify MacKenzie against certain liabilities and expenses. It is anticipated that MacKenzie will employ approximately 75 persons to solicit shareholders for the Annual Meeting. MacKenzie is also acting to assist the Company in connection with the Weyerhaeuser Offer, for which MacKenzie will be paid customary compensation in addition to reimbursement for reasonable out-of-pocket expenses.

  Pursuant to a letter agreement dated September 4, 2000, Willamette retained Goldman Sachs to render financial advisory services to the Company in connection with the Weyerhaeuser Offer and certain related matters. Willamette has agreed to pay Goldman Sachs a fee equal to 0.40% of the aggregate value of any transaction in the event (i) at least 15% of the outstanding stock of Willamette is acquired by a third party or (ii) all or substantially all of the assets of Willamette are sold. If no transaction has been completed by September 1, 2001, Willamette has agreed to pay Goldman Sachs a fee of $30,000,000 upon the occurrence of certain triggering events. A triggering event has occurred, and the first of five equal quarterly installments will be paid on September 1, 2001 if no transaction has been consummated as of that date. In addition, Willamette has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses.

  Costs incidental to these solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $1,700,000 in addition to the fees of MacKenzie described above (excluding the amount normally expended by the Company for the solicitation of proxies at its annual meetings). Total costs incurred to date for, in furtherance of, or in connection with these solicitations of proxies are approximately $625,000.

  Certain information about the directors and executive officers of the Company and certain employees and other representatives of the Company who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Willamette Common Stock owned by such parties and certain transactions between any of them and the Company. Schedule III sets forth certain information with respect to Goldman Sachs.

  All expenses of solicitation of proxies will be borne by Willamette.

                                          By Order of the Board of Directors

                                          /s/ G.W. Hawley

                                          G. W. Hawley
                                          Secretary

Portland, Oregon
April 2, 2001

                                   SCHEDULE I

    INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS AND
                            EMPLOYEES OF THE COMPANY

  The following table sets forth the name and present principal occupation or employment (except with respect to directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors of the Company and (2) certain executive officers and other employees of the Company who may assist in soliciting proxies from shareholders of the Company. Unless otherwise indicated, the principal business address of each such person is 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201. Directors are indicated with a single asterisk. Ages shown are as of December 31, 2000.

                                         Present Office or Other Principal
Name and Principal Business Address      Occupation or Employment
-----------------------------------      ---------------------------------
Winslow Buxton*......................... Pentair, Inc.
                                         Waters Edge Plaza
                                         1500 Country Road B2 West
                                         St. Paul, MN 55113

Gerard K. Drummond*.....................

Kenneth W. Hergenhan*...................

Duane C. McDougall*.....................

G. Joseph Prendergast*..................

Stuart J. Shelk, Jr*.................... Ochoco Management, Inc.
                                         P.O. Box 668
                                         Prineville, OR 97754

Robert M. Smelick*...................... Sterling Payot Company
                                         222 Sutter Street, 8th Floor
                                         San Francisco, CA 94108

William Swindells*......................

Michael G. Thorne*...................... Port of Portland
                                         121 N.W. Everett Street
                                         Portland, OR 97201

Benjamin R. Whiteley*................... Standard Insurance Company
                                         1100 S.W. Sixth Avenue, 17th Floor
                                         Portland, OR 97204

            CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES OF THE COMPANY
                          WHO MAY ALSO SOLICIT PROXIES

Donald C. Atkinson (age 34)............. Paper Group Controller

Marvin D. Cooper (age 57)............... Executive Vice President-Pulp & Paper
                                         Mills

Heather M. Crunchie (age 34)............ Advertising/Marketing Manager

April A. Davis (age 45)................. Employee Benefits Manager

Catherine A. Dunn (age 53).............. Vice President-Communications

Randall E. Dunn (age 60)................ Corporate Labor Relations Manager

Greig W. Goddard (age 44)............... Treasury Manager

Craig L. Hanneman (age 51).............. Government Affairs Manager

Greg W. Hawley (age 40)................. Executive Vice President and Chief
                                         Financial Officer

Campbell A. Henderson (age 47).......... Vice President, Chief Information
                                         Officer

John D. LeFors (age 57)................. Vice President-Building Material Group

J. Eddie McMillan (age 55).............. Executive Vice President-Building
                                         Material Group

David W. Morthland (age 60)............. Vice President-Personnel & Industrial
                                         Relations

D. Wayne Parker (age 60)................ Vice President-Building Material Group

Andrea R. Sliter (age 29)............... Assistant Corporate Controller

Linda M. Tenney (age 45)................ Corporate Office Personnel Manager

Donald S. Waddell (age 40).............. Corporate Controller

Donna L. Wecker (age 55)................ Corporate Administrative Coordinator

Ronald E. Whitehead (age 58)............ Corporate Purchasing Manager

                                  SCHEDULE II

                INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S
                           SECURITIES BY PARTICIPANTS

  The number of shares of Willamette Common Stock held by directors and the named executive officers is set forth in this Proxy Statement. The number of shares of Willamette Common Stock held by the remaining participants as of February 28, 2001 is set forth below.

                                              Shares of Willamette Common Stock
Name of Beneficial Owner                            Beneficially Owned(1)
------------------------                      ---------------------------------
Donald C. Atkinson...........................               3,421(2)
Heather M. Crunchie..........................                 300
April A. Davis...............................               2,197(2)
Catherine A. Dunn............................              66,892(2)(3)
Randall E. Dunn..............................              66,892(2)(3)
Greig W. Goddard.............................               2,739
Craig L. Hanneman............................              16,349(2)(3)
Greg W. Hawley...............................              22,040(2)
Campbell A. Henderson........................              31,348(2)
John D. LeFors...............................              14,511(2)
David W. Morthland...........................              97,843(2)(3)
D. Wayne Parker..............................              29,969(2)
Andrea R. Sliter.............................                  12
Linda M. Tenney..............................               2,473
Donald S. Waddell............................              15,687(2)
Donna L. Wecker..............................               1,837(3)
Ronald E. Whitehead..........................              23,565(2)

--------
(1) Shares and options are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares or options.
(2) Includes shares subject to employee stock options exercisable within 60 days after February 28, 2001 under the Company's 1995 Plan and 1986 Plan as follows: Mr. Atkinson, 2,407; Ms. Davis, 1,223; Ms. Dunn, 19,810; Mr. Dunn, 19,100; Mr. Hanneman, 11,674; Mr. Hawley, 20,534; Mr. Henderson, 27,620; Mr. LeFors, 13,802; Mr. Morthland, 79,070; Mr. Parker, 14,644; Mr.
     Waddell, 8,260; and Mr. Whitehead, 3,970.
(3) Includes shares and options as to which the individual shares voting and dispositive power as follows: Ms. Dunn, 11,921 shares and 19,100 options; Mr. Dunn, 16,229 shares and 19,810 options; Mr. Hanneman, 120 shares; and Mr. Morthland, 800 shares.

                       PURCHASES AND SALES OF SECURITIES

  The following table sets forth information concerning all purchases and sales of securities of the Company by the participants listed below during the past two years.

                                                                       Number of
                                                                       Shares of
                                                                       Willamette
                                      Date of             Nature of      Common
   Name                               Transaction        Transaction     Stock
   ----                               -----------        -----------   ----------
Winslow H. Buxton.................... August 9, 1999      Purchase          500
                                      May 30, 2000        Purchase        1,000

Campbell A. Henderson................ March 7, 2000       Purchase(1)       300

Kenneth W. Hergenhan................. May 5, 2000         Purchase          300
                                      June 19, 2000       Purchase          300

Stuart J. Shelk, Jr. ................ April 18, 2000      Purchase          200
                                      April 18, 2000      Purchase          500
                                      April 18, 2000      Purchase          300
                                      May 30, 2000        Purchase        3,000
                                      June 27, 2000       Purchase        6,000
                                      June 27, 2000       Purchase        3,000
                                      June 27, 2000       Purchase        2,000
                                      June 29, 2000       Purchase        5,000
                                      June 29, 2000       Purchase        3,500

William Swindells.................... June 4, 1999        Sale            7,700
                                      July 23, 1999       Sale            2,000
                                      July 26, 1999       Sale            8,200
                                      August 17, 1999     Sale           13,300
                                      September 30, 1999  Sale            7,100
                                      December 17, 1999   Sale            7,700
                                      February 22, 2000   Sale            3,588
                                      April 6, 2000       Sale           10,800
                                      April 12, 2000      Sale            7,735

Michael G. Thorne.................... June 8, 2000        Purchase          200
                                      June 27, 2000       Purchase          200
                                      August 24, 2000     Purchase          200
                                      August 30, 2000     Purchase          200

--------
(1) Mr. Henderson financed a portion of the above-indicated purchase of Willamette Common Stock with funds borrowed pursuant to a margin account, $4,000 of which indebtedness was outstanding as of March 28, 2001.

                                                                      Number of
                                                                      Shares of
                                                                      Willamette
                                       Date of             Nature of    Common
   Name                                Transaction        Transaction   Stock
   ----                                -----------        ----------- ----------
Ronald E. Whitehead................... March 29, 1999      Sale         1,000
                                       March 31, 1999      Purchase     1,100
                                       March 31, 1999      Purchase       900
                                       April 8, 1999       Purchase       500
                                       April 13, 1999      Sale         2,500
                                       April 19, 1999      Sale           500
                                       April 19, 1999      Purchase       500
                                       April 20, 1999      Purchase       300
                                       April 20, 1999      Purchase       500
                                       April 20, 1999      Purchase       500
                                       April 28, 1999      Sale           500
                                       April 28, 1999      Sale           300
                                       April 29, 1999      Sale           500
                                       May 10, 1999        Purchase       200
                                       May 18, 1999        Sale           200
                                       May 20, 1999        Purchase       200
                                       May 21, 1999        Purchase       200
                                       May 24, 1999        Sale           400
                                       May 25, 1999        Purchase       200
                                       June 14, 1999       Sale           200
                                       July 27, 1999       Purchase       200
                                       July 30, 1999       Purchase       200
                                       August 2, 1999      Sale           200
                                       August 4, 1999      Sale           200
                                       August 9, 1999      Purchase       200
                                       August 10, 1999     Purchase       100
                                       August 12, 1999     Sale           300
                                       August 25, 1999     Purchase       200
                                       August 26, 1999     Purchase       200
                                       August 31, 1999     Sale           400
                                       September 27, 1999  Purchase       200
                                       September 28, 1999  Purchase       200
                                       September 28, 1999  Purchase       500
                                       October 4, 1999     Purchase       500
                                       October 4, 1999     Purchase     1,000
                                       October 6, 1999     Purchase       600
                                       October 29, 1999    Sale         1,500
                                       November 1, 1999    Sale           500
                                       November 2, 1999    Sale         1,000
                                       November 22, 1999   Purchase       250
                                       November 23, 1999   Purchase       250
                                       December 13, 1999   Purchase       500
                                       December 13, 1999   Purchase       500
                                       December 15, 1999   Sale           500
                                       December 15, 1999   Sale         1,000
                                       January 3, 2000     Purchase       250
                                       January 6, 2000     Sale           250

                                                                      Number of
                                                                      Shares of
                                                                      Willamette
                                       Date of             Nature of    Common
   Name                                Transaction        Transaction   Stock
   ----                                -----------        ----------- ----------
Ronald E. Whitehead (cont'd).......... January 7, 2000     Purchase       500
                                       January 12, 2000    Sale           500
                                       January 26, 2000    Purchase       250
                                       January 27, 2000    Purchase       250
                                       January 31, 2000    Sale           250
                                       February 3, 2000    Purchase       250
                                       February 18, 2000   Purchase     1,000
                                       February 23, 2000   Sale         1,000
                                       February 24, 2000   Purchase       500
                                       February 25, 2000   Purchase       500
                                       March 8, 2000       Sale           500
                                       March 13, 2000      Sale           500
                                       March 16, 2000      Sale           500
                                       March 28, 2000      Purchase       250
                                       March 29, 2000      Sale           250
                                       April 14, 2000      Purchase       250
                                       April 20, 2000      Purchase       500
                                       April 25, 2000      Sale           750
                                       May 3, 2000         Purchase       300
                                       May 10, 2000        Sale           300
                                       May 22, 2000        Purchase       750
                                       May 23, 2000        Purchase       500
                                       May 24, 2000        Purchase     1,000
                                       May 26, 2000        Purchase       750
                                       June 8, 2000        Purchase       500
                                       June 13, 2000       Purchase     1,000
                                       June 16, 2000       Purchase     1,000
                                       July 14, 2000       Purchase     1,000
                                       September 19, 2000  Purchase       450
                                       October 19, 2000    Sale           850
                                       October 30, 2000    Sale         6,100
                                       November 1, 2000    Purchase     5,730
                                       November 13, 2000   Sale           430
                                       December 15, 2000   Purchase       300
                                       February 9, 2001    Purchase       500
                                       March 12, 2001      Sale           500
                                       March 22, 2001      Purchase       670

Benjamin R. Whiteley.................. June 19, 2000       Purchase     1,000

  William Swindells, Duane C. McDougall and Greg W. Hawley have agreed to serve as the proxies on the Company's GREEN proxy card.

  Other than as disclosed in this Schedule or in the Proxy Statement, none of the Company, any of its directors, executive officers or the employees of the Company named in Schedule I owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the best knowledge of the Company, its directors and executive officers or the employees of the Company named in Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of the Company.

  Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company named in Schedule I has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

  Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company named in Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

  Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company named in Schedule I, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

  Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company named in Schedule I, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                                  SCHEDULE III

                  INFORMATION CONCERNING GOLDMAN, SACHS & CO.

  In connection with the engagement of Goldman Sachs as financial advisor, the Company anticipates that employees of Goldman Sachs may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are shareholders for the purpose of assisting in the solicitation of proxies. Although Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the SEC, or that Schedule 14A requires the disclosure of certain information concerning them, Robert Pace (Managing Director), Ravi Sinha (Managing Director), Kirk Pulley (Vice President), Kevin Guidotti (Vice President), Pauline An (Associate) and Kevin Sofield (Associate), in each case of Goldman Sachs (collectively, the "Financial Advisor Participants"), may assist the Company in the solicitation of proxies for the Annual Meeting. The principal business address of Messrs. Pace, Guidotti, and Sofield, and Ms. An is 555 California Street, Suite 4500, San Francisco, CA 94101. The principal business address of Mr. Sinha is 85 Broad Street, New York, NY 10004 and the principal business address of Mr. Pulley is 2121 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067.

  Goldman Sachs has provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. In addition, Goldman Sachs has provided financial advisory and investment banking services to Weyerhaeuser in the past for which it has received customary compensation. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade securities of the Company for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised the Company that as of March 8, 2001, Goldman Sachs held a net long position of approximately 42,944 shares of Willamette Common Stock. Except as set forth above, to the Company's knowledge, none of Goldman Sachs, or any of the Financial Advisor Participants, has any interest, direct or indirect, by security holdings or otherwise, in the Company.

                                     III-1

                                                                        Annex A

          WHY THE BOARD BELIEVES THE WEYERHAEUSER OFFER IS INADEQUATE

  FOR THE REASONS DESCRIBED BELOW, THE BOARD UNANIMOUSLY CONCLUDED THAT THE WEYERHAEUSER OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY, ITS SHAREHOLDERS AND OTHER CONSTITUENCIES. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE WILLAMETTE NOMINEES FOR DIRECTOR./1/

  In reaching its conclusion with respect to the Weyerhaeuser Offer, the Board considered a number of factors, including the following:

 . The Board's belief, based on the factors further described below, that the Offer Price is inadequate and that the Weyerhaeuser Offer does not reflect the long-term value inherent in the Company;

 . The Board's familiarity with the business, financial condition, prospects and current business strategy of the Company, the nature of the industries in which the Company operates and the Company's strong position in these industries;

 . The Board's belief that the Offer Price does not reflect the significant value-enhancing initiatives taken by the Company over the last few years aimed at cost reductions, growing market opportunities and, most importantly, increasing earnings per share growth; and management's belief that, based on the current pricing environment and the approximate $950 million cost (excluding the Cavenham acquisition) of implementing these initiatives, if all of the value-enhancing initiatives were complete, they would add in excess of $340 million to annual earnings before interest, taxes, depreciation and amortization;

 . The opinion of the Company's management as to the Company's prospects for future growth and profitability, based on its knowledge of the Company's businesses, its views as to the Company's long-term strategic plan, the various value-enhancing opportunities available to the Company in the future and recent trends and developments in the industry;

 . The disruptive effect consummation of the Weyerhaeuser Offer would have on the Company's employees, suppliers and customers and the communities and geographical areas where the Company operates;

 . The fact that over the last ten years, the Company's earnings per share growth has been more than five times the Industry Composite/2/ and nearly three times a large cap composite comprised of International Paper, Georgia-Pacific and Weyerhaeuser;

 . The fact that over the last two years ending November 10, 2000 (the last trading day prior to the public announcement of Weyerhaeuser's $48 per share "bear hug" proposal dated November 6, 2000 (the "November 6 Proposal")), the performance of the Willamette Common Stock has exceeded both the S&P Paper and Forest Products Index and the S&P 500;

 .  The fact that the stock price performance of the Willamette Common Stock has been double that of the S&P Paper and Forest Products Index over the period 1991 to 2000 (through November 10, 2000), and has almost matched the S&P 500 performance over that period (despite a very difficult decade for the industry and an extraordinarily good performance for the S&P 500);
--------
1 These factors were included in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 mailed to shareholders on December 12, 2000. The information set forth in this Annex A was based on facts existing as of December 11, 2000.
2 For purposes of Annex A, the Industry Composite is comprised of Boise Cascade Corporation, Bowater Inc., Chesapeake Corporation, Georgia-Pacific Corporation, International Paper Company, Longview Fibre Company, Louisiana-Pacific Corporation, Mead Corporation, Temple-Inland, Inc., Westvaco Corporation, and Weyerhaeuser.

 . The fact that, prior to the public announcement of the November 6 Proposal, the Willamette Common Stock traded at a 52-week high of $50.50 in January 2000 and an all-time high of $52.13 in July 1999;

 . The Board's belief, in light of the terms of the Weyerhaeuser Offer, the Company's inherent earnings power and long-term strategic plan, that the interests of the Company, its shareholders and other constituencies would best be served by the Company continuing as an independent entity;

 . The Board's view that the Weyerhaeuser Offer is an opportunistic attempt to acquire one of the industry's leading franchises when stock prices are depressed;

 . The fact that the Company is not for sale, but that if it were for sale, the Board noted the following factors that indicated that Weyerhaeuser or another party should be willing to pay significantly in excess of the Offer
   Price:

   . The Board's belief that based on the $300 million in synergies that Weyerhaeuser has publicly projected (and the $330 to $645 million synergy range provided by Weyerhaeuser to the Company in a private meeting in September 1998) and the analysts' consensus earnings, cash flow estimates and earnings accretion for Weyerhaeuser and the Company, Weyerhaeuser could pay significantly in excess of the Offer Price;

   . The fact that premiums and multiples paid in recent comparable industry transactions exceed the premiums and multiples implied by the Weyerhaeuser Offer; for instance, Stora Enso paid a 69% premium (relative to the day prior to the announcement) for Consolidated Papers, a 34% premium to Consolidated Papers' 52-week high, and a 28% premium to its all time high while the Weyerhaeuser Offer values the Willamette Common Stock at a 38% premium relative to the day prior to the public announcement of the November 6 Proposal, a 1% discount to its 52-week high and a 6% discount to its all time high; and

   . The Board's belief that, based on the increased stock prices of comparable companies in the industry since November 10, 2000, the premium implied by the Weyerhaeuser Offer (relative to the day prior to the public announcement of the November 6 Proposal) is significantly lower than 38%;

 . The significant uncertainties and contingencies associated with the Weyerhaeuser Offer, including conditions which are (a) in the sole discretion of Weyerhaeuser, (b) subject to external events not directly related to the Company or (c) not within the control of the Company or Weyerhaeuser;

 . The opinion of Goldman Sachs, financial advisor to the Company, after reviewing with the Board many of the factors referred to herein and other financial criteria used in assessing an offer, that, as of December 11, 2000, the Offer Price is inadequate, from a financial point of view, to the Company's shareholders (other than Weyerhaeuser and its affiliates); and

 . The Board's and management's commitment to protecting the best interests of the shareholders of the Company and enhancing the long-term value of the Company.

  In light of the above factors, the Board unanimously concluded that the Weyerhaeuser Offer is inadequate and not in the best interests of the Company, its shareholders and other constituencies. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE WILLAMETTE NOMINEES FOR DIRECTOR.

  The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to reject the Weyerhaeuser Offer, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Board received the advice of its legal and financial advisors.

                                                                         Annex B

                          WILLAMETTE INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER

  PRIMARY PURPOSE: The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its fiduciary obligations to the Company's shareholders relating to the quality and integrity of the Company's financial statements, its accounting and reporting practices, and the independence and performance of the Company's outside auditor and performance of its internal accounting staff. The Board, pursuant to the Audit Committee's recommendation, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's outside auditor.

  COMPOSITION: The members of the Audit Committee shall be appointed by resolution adopted by a majority of the full Board. The Audit Committee shall have three or more members, each of whom is a director and meets the independence and experience requirements specified in the corporate governance listing standards of the New York Stock Exchange. The Board shall designate one of the members of the Audit Committee to serve as chairman.

  POWERS: The Audit Committee shall have the authority to retain, at the Company's expense, outside legal, accounting or other consultants or experts to advise the Company, which may or may not provide regular services to the Company. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or auditor to attend a committee meeting or to meet with any members of, or consultants to, the Audit Committee.

  MEETINGS: The Audit Committee shall meet on a regular basis as needed to perform its duties. Special meetings will be called as circumstances require. Written minutes will be kept for all regular and special meetings. In addition, the chairman of the committee will review, with management and the outside auditor, the company's quarterly financial results prior to the release of earnings and filing of Form 10-Q. Attendance by other committee members is optional at these reviews.

  REPORTS TO THE BOARD: The Audit Committee shall report its activities to the full Board on a regular basis.

  DUTIES: The Audit Committee shall perform the following duties:

  1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

  2. Prepare a report of the committee in compliance with the SEC's proxy rules for inclusion in the Company's proxy statement for its annual shareholders meeting each year.

  3. Annually recommend to the Board the appointment of the outside auditor to perform the audit of the Company's annual financial statements, review of interim financial statements, and other services for which it is engaged, which firm is ultimately accountable to the Audit Committee and the Board. As part of this review and recommendation process, the Audit Committee should consider the following:

    (a) Opinions on the performance of the outside auditor expressed by appropriate Company management personnel.

    (b) The proposed audit fee and explanation of fee changes.

    (c) The professional competency of the firm through inquiry about its most recent peer review and any significant recent litigation or disciplinary actions brought by the SEC or other parties.

  4. Ensure that the outside auditor submits, on a periodic basis to the Audit Committee, a formal written statement delineating all relationships between the auditor and the Company, discuss with the outside auditor pursuant to Independence Standards Board Standard No. 1 any disclosed relationships or services that may adversely affect the auditor's objectivity and independence and, if deemed advisable by the Audit Committee, take, or recommend that the Board take, appropriate action to satisfy itself of the auditor's independence.

  5. Ensure that the outside auditor submits a formal written statement detailing total fees billed for each of the following categories of services by February 25 each year:

    (a) Audit of the Company's annual financial statements for the most recent fiscal year and reviews of the financial statements included in the Company's reports on Form 10-Q for that fiscal year.

    (b) Information technology consulting services during the most recent fiscal year separately identifying fees for such services relating to financial information systems design and implementation.

    (c) All other services rendered during the most recent fiscal year.

  6. Meet with management, the outside auditor and the chief internal auditor prior to commencement of the annual audit to review the planning and staffing of the audit, including the degree of coordination between the internal and external plans and how the planned scope of the audit addresses the Company's particular issues.

  7. Review and recommend to the Board that the Company's audited financial statements, including footnotes, be included in the Company's annual report on Form 10-K for the applicable fiscal year. In connection with this review, the Audit Committee shall discuss the financial statements with management and discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 relating to the conduct of the audit. The Audit Committee shall inquire of management and the outside auditor regarding the effects of significant changes or proposed changes in accounting standards, policies or practices and whether any significant financial reporting issues were discussed during the audit and, if so, how they were resolved.

  8. Review with the outside auditor any problems the auditor may have encountered in the course of the audit and any management letter provided by the auditor and the Company's response to that letter.

  9. Review a draft of the financial section of the annual report to shareholders and management's discussion and analysis of results of operations for completeness and consistency with the financial statements and other portions of the annual report to shareholders.

  10. Review the adequacy of the Company's internal financial and operational controls with both the internal accounting staff and the outside auditor. Obtain copies of significant reports to management by the internal accounting staff and management's responses. Obtain from the outside auditor assurance that no information requiring disclosure under Section 10A of the Securities Exchange Act of 1934 has been discovered and a written summary of any significant weaknesses in or breaches of internal controls discovered during the audit.

  11. Meet with management periodically to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including significant tax items that are or may be in dispute and the status of tax reserves and interest accruals, as well as any significant issues raised by outside counsel concerning litigation, contingencies and other claims and how such issues may affect the Company's financial statements.

  12. Meet at least annually in separate executive sessions with the chief financial officer, the chief internal auditor, and the outside auditor. Discuss with the outside auditor the quality of the Company's financial and accounting personnel and internal audit staff and submit recommendations to the Board as to any replacements within the Board's purview as the Audit Committee deems appropriate.

Revised February 8, 2001.

                                   IMPORTANT

  Your proxy is important. No matter how many shares of Willamette Common Stock you own, please give the Company your proxy "FOR" the election of the Willamette Nominees for director and "AGAINST" the Shareholder Proposals by signing, dating and returning the Company's GREEN proxy card today in the postage prepaid envelope provided.

            YOUR BOARD URGES YOU NOT TO RETURN ANY GOLD PROXY CARDS

                    YOU MAY HAVE RECEIVED FROM WEYERHAEUSER.

  If you have already submitted a proxy to Weyerhaeuser for the Annual Meeting, you may change your vote to a vote "FOR" the election of the Willamette Nominees and "AGAINST" the Shareholder Proposals by signing, dating and returning the Company's GREEN proxy card, which must be dated after any proxy you may have submitted to Weyerhaeuser. Only your last dated proxy for the Annual Meeting will count at the meeting.

  If any of your shares of Willamette Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please sign, date and promptly mail the GREEN proxy card in the envelope provided by your broker. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker.

  If you have any questions or require any additional information or assistance, please call our proxy solicitor, MacKenzie Partners, at either number set forth below.

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010

              CALL (800) 322-2885 (TOLL FREE IN THE UNITED STATES)
                          OR (212) 929-5500 (COLLECT)

                     [LOGO of WILLAMETTE INDUSTRIES, INC.]

                          Willamette Industries, Inc.

                                 [RECYCLE LOGO]

          This notice and proxy statement is printed on 35# Providence Opaque(TM) Recycled, Vellum Finish which was manufactured at
           Willamette's fine paper mill in Johnsonburg, Pennsylvania.

                           WILLAMETTE INDUSTRIES, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON JUNE 7, 2001

     The undersigned hereby appoints William Swindells, Duane C. McDougall and
G. W. Hawley, and each of them, proxies with power of substitution, to represent and vote, as directed below and in the discretion of the proxies on any other matters which may properly come before the meeting, the common stock of Willamette Industries, Inc. (the "Company"), which the undersigned may be entitled to vote at the annual meeting of the Company's shareholders on June 7, 2001, or at any adjournment thereof, with all powers the undersigned would possess if personally present. The proxies, or if only one proxy is present, then that one, shall have all the powers granted herein.

     By signing on the reverse, the undersigned acknowledges receipt of the Notice of Annual Meeting (to be held June 7, 2001), and accompanying proxy statement, and revokes all prior proxies for said meeting.

     This proxy when properly executed will be voted in accordance with the choices specified, or, if no choice is specified, will be voted FOR Item 1 and AGAINST Items 2 and 3. If any other business properly comes before the meeting, this proxy will be voted thereon in the discretion of the proxies named herein.

-----------                                                        -----------
SEE REVERSE                                                        SEE REVERSE
  SIDE                                                                SIDE
-----------                                                        -----------
       (Continued, and to be marked, dated and signed, on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1.   ELECTION OF DIRECTORS:                                                          FOR [ ]      WITHHELD [ ]
     KENNETH W. HERGENHAN, ROBERT M. SMELICK, DUANE C. MCDOUGALL.

(If you do not wish your shares to be voted "FOR" a particular nominee or nominees, strike a line through the nominee's name(s) only.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 2 AND 3.
                                                                             2.   The Board Declassification Proposal

                                                                             FOR  [ ]  AGAINST   [ ]   ABSTAIN  [ ]

                                                                             3.   The Compensation Committee Proposal

                                                                             FOR  [ ]  AGAINST   [ ]   ABSTAIN  [ ]



                                                                             Please sign as name appears hereon. Joint
                                                                             owners should each sign. When signing as attorney,
                                                                             executor, administrator, trustee or guardian,
                                                                             please give full title.



Date _________, 2001   Signature(s)_____________________________ Title or authority____________________________________
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